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                                MERGER AGREEMENT

                                  by and among

                            HUBBARD MILLING COMPANY,

                          WINDY HILL PET FOOD CO., INC.

                                       and

                      WINDY HILL PET FOOD ACQUISITION CO.

                            Dated as of March 21,1997

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

                             TABLE OF CONTENTS
                        (Not Part of the Agreement)

                                                                         Page

ARTICLE I THE MERGER .....................................................  1

        1.01  PLAN OF MERGER .............................................  1
        1.02 EFFECTIVE TIME OF THE MERGER ................................  2
        1.03 CONVERSION OF HUBBARD SHARES. ...............................  2
        1.04 DISSENTERS' RIGHTS ..........................................  5

ARTICLE II CLOSING, PAYMENT FOR SHARES AND RELATED MATTERS ...............  6

        2.01 GENERALLY ...................................................  6
        2.02 PAYMENT FOR SHARES ..........................................  6
        2.03 DEFERRED COMPENSATION PLAN PAYMENTS .........................  9


ARTICLE III REPRESENTATIONS AND WARRANTIES ...............................  9

        3.01 REPRESENTATIONS AND WARRANTIES OF HUBBARD ...................  9
        3.02 REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUBSIDIARY. 28

ARTICLE IV CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME .......... 30

        4.01 OPERATION OF BUSINESS OF HUBBARD UNTIL EFFECTIVE TIME ....... 30
        4.02 SHAREHOLDERS' MEETING; PROXY MATERIAL ....................... 32
        4.03 NO SHOPPING ................................................. 32
        4.04 ACCESS TO INFORMATION ....................................... 33
        4.05 AMENDMENT OF HUBBARD'S EMPLOYEE PLANS ....................... 33
        4.06 HART-SCOTT-RODINO ACT ....................................... 33
        4.07 SUPPLEMENTS TO DISCLOSURE SCHEDULE .......................... 34
        4.08 ENGAGEMENT OF AUDITORS ...................................... 34
        4.09 EMPLOYEE SAVINGS PLAN PAYMENTS .............................. 34
        4.10 LANDLORD ESTOPPELS .......................................... 35
        4.11 MONTHLY FINANCIAL STATEMENTS ................................ 35
        4.12 PAYMENTS TO ELIMINATE OR LIMIT CERTAIN TIME EXCEPTIONS ...... 35
        4.13 CONFIDENTIALITY ............................................. 35

ARTICLE V CONDITIONS PRECEDENT ........................................... 36

        5.01 CONDITIONS TO THE OBLIGATIONS OF BUYER AND BUYER SUBSIDIARY . 36
        5.02 CONDITIONS TO THE OBLIGATIONS OF HUBBARD .................... 39

ARTICLE VI CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME ............. 41

        6.01 POST-CLOSING OPERATIONS ..................................... 41
        6.02 EMPLOYEE BENEFIT PLANS ...................................... 41


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        6.03 DIRECTOR AND OFFICER EXCULPATION AND INDEMNIFICATION ........ 42
        6.04 FILING OF TAX RETURNS ....................................... 42
        6.05  INSURANCE COVERAGE. ........................................ 43

ARTICLE VII TERMINATION AND ABANDONMENT .................................. 43

        7.01 GENERALLY. .................................................. 43
        7.02 PROCEDURE AND EFFECT OF TERMINATION AND ABANDONMENT ......... 44

ARTICLE VIII SHAREHOLDER REPRESENTATIVE .................................. 45

        8.01 DESIGNATION ................................................. 45
        8.02 AUTHORITY ................................................... 45
        8.03 RESIGNATION ................................................. 46
        8.04 RELIANCE BY THIRD PARTIES ON THE SHAREHOLDER
              REPRESENTATIVE'S AUTHORITY ................................. 46
        8.05 EXCULPATION AND INDEMNIFICATION ............................. 46

ARTICLE IX MISCELLANEOUS PROVISIONS ...................................... 47

        9.01 LIMITATIONS ON SURVIVAL ..................................... 47
        9.02 INDEMNIFICATION ............................................. 47
        9.03 AMENDMENT AND MODIFICATION .................................. 50
        9.04 ALTERNATIVE DISPUTE RESOLUTION .............................. 50
        9.05 WAIVER OF COMPLIANCE; CONSENTS .............................. 51
        9.O6 EXPENSES .................................................... 51
        9.07 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS ..................... 51
        9.08 ADDITIONAL AGREEMENTS ....................................... 51
        9.O9 NOTICES ..................................................... 52
        9.1O ASSIGNMENT .................................................. 53
        9.11 GOVERNING LAW ............................................... 53
        9.12 COUNTERPARTS ................................................ 53
        9.13 KNOWLEDGE ................................................... 53
        9.14 HEADINGS; INTERNAL REFERENCES ............................... 53
        9.15 ENTIRE AGREEMENT ............................................ 53
        9.16 SEVERABILITY ................................................ 53

EXHIBITS

         A     Armour Stock Purchase Agreement
         B     Plan of Merger
         C     Amendment to Hubbard Articles of Incorporation
         D     Form of Opinion of Counsel to Hubbard
         E     Environmental Reports to be Delivered
         F     Form of Opinion of Counsel to Buyer and Buyer Subsidiary


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                             INDEX OF DEFINED TERMS
                           (Not Part of the Agreement)
                                                                  Section
                                                                  -------
Active Subsidiaries ............................................ 3.01(b)
Active Subsidiary .............................................. 3.01(b)
Adjusted Working Capital ....................................... 1.03(b)
Agenda Items ................................................... 4.02
Annual Reports ................................................. 3.01(e)
Armour ......................................................... Recitals
Armour Capital Stock ........................................... Recitals
Armour Shareholders ............................................ Recitals
Armour Stock Purchase Agreement ................................ Recitals
Authorized Persons ............................................. 4.04
Balance Sheet .................................................. 3.01(g)
Buyer .......................................................... Introduction
Buyer Subsidiary ............................................... Introduction
Chase Bridge Financing Commitment .............................. 3.02(d)
Closing ........................................................ 2.01
Closing Date ................................................... 2.01
Closing Date Balance Sheet ..................................... 1.03(b)
Closing Documents .............................................. 9.02(a)
Code ........................................................... 3.0l(h)(iii)
Common Equity Amount ........................................... 1.03(b)
Common Stock Merger Consideration .............................. 2.02(c)
Common Stock Merger Consideration Per Share .................... 1.03(b)
Compensation Continuation Benefit Agreements ................... 1.03(b)
Confidentiality Agreement ...................................... 4.13
CSFB ........................................................... 3.01(o)
CSFB Bridge Financing Commitment ............................... 3.02(d)
Current Property ............................................... 3.01(q)(ii)(C)
Damages ........................................................ 9.02(a)
Disbursing Agent ............................................... 2.02(a)
Disbursing Agreement ........................................... 2.02(a)
Disclosure Schedule ............................................ 3.01
Dissenting Holders ............................................. 2.02(e)
Dissenting Share ............................................... 1.04(c)
Dissenting Shares .............................................. 1.04(c)
Effective Time ................................................. 1.02
Employee Benefit Plan .......................................... 3.01(p)(v)
Employee Pension Benefit Plan .................................. 3.01(p)(v)
Employee Welfare Benefit Plan .................................. 3.01(p)(v)


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Environmental Law .............................................. 3.01(q)(i)(A)
Environmental Liabilities ...................................... 9.02(a)
ERISA .......................................................... 3.01(p)(v)
ERISA Affiliate... ............................................. 3.01(p)(v)
Escrow Amount.... .............................................. 2.02(a)
Estimated Common Stock Merger Consideration .................... 2.02(a)
Extraordinary Expenditures ..................................... 1.03(b)
Fee Property ................................................... 3.01(i)(i)
Fiduciary ...................................................... 3.0l(p)(v)
Former Property ................................................ 3.01(q)(ii)(C)
Hart-Scott-Rodino Act .......................................... 3.01(d)
Hazardous Substance ............................................ 3.01(q)(i)(B)
Hubbard ........................................................ Introduction
Hubbard Capital Stock .......................................... Recitals
Hubbard Class A Common Stock ................................... 3.01(b)
Hubbard Class B Common Stock ................................... 3.01(b)
Hubbard 5% Preferred Stock ..................................... 3.01(b)
Hubbard Preferred Stock ........................................ 3.01(b)
Hubbard Undesignated Preferred Stock ........................... 3.01(b)
Indemnified Environmental Liabilities .......................... 9.02(a)
Indemnified Litigation and Claims .............................. 9.02(a)
Indemnified Party .............................................. 9.02(c)
Indemnified Title Costs and Expenses ........................... 4.12
Indemnifying Party ............................................. 9.02(c)
Interim Audit Report ........................................... 4.08(a)
Leasehold Property ............................................. 3.01(i)(i)
Material Contracts ............................................. 3.01(k)
MBCA ........................................................... 1.02
Merger ......................................................... Recitals
Multiemployer Plan ............................................. 3.01(p)(v)
1997 Incentive Plan Program .................................... 1.03(b)
Normalizing Amount ............................................. 1.03(b)
PBGC ........................................................... 3.01(p)(v)
Permitted Exceptions ........................................... 3.01(i)(ii)
Plan of Merger ................................................. Recitals
Preferred Stock Merger Consideration ........................... 1.03(a)
Prohibited Transaction ......................................... 3.01(p)(v)
Proprietary Rights ............................................. 3.01(1)
Reportable Event ............................................... 3.01(p)(v)
Shareholder Representative ..................................... 8.01
Shareholders ................................................... 8.01
Statement ...................................................... 4.02


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Stay Pay Agreements ............................................. 1.03(b)
Subsidiaries .................................................... 3.01(b)
Subsidiary ...................................................... 3.01(b)
Tax Returns ..................................................... 3.01(h)(i)
Taxes ........................................................... 3.01(h)(i)


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            MERGER AGREEMENT dated as of March 21, 1997, by and among HUBBARD
MILLING COMPANY, a Minnesota corporation ("Hubbard"), WINDY HILL PET FOOD CO., INC. a Delaware corporation ("Buyer"), and WINDY HILL PET FOOD ACQUISITION CO., a Minnesota corporation ("Buyer Subsidiary").

                                   WITNESSETH:

            WHEREAS, all of the issued and outstanding capital stock of Hubbard ("Hubbard Capital Stock") is owned by Armour Corporation, a Delaware corporation ("Armour"), and certain other persons;

            WHEREAS, Buyer desires to acquire Hubbard by (i) purchasing all of the issued and outstanding capital stock of Armour (the "Armour Capital Stock") from the holders thereof (the "Armour Shareholders") pursuant to a Stock Purchase Agreement between Buyer and the Armour Shareholders in the form of Exhibit A (the "Armour Stock Purchase Agreement"), and (ii) thereafter effecting the merger (the "Merger") of Buyer Subsidiary, a wholly-owned subsidiary of Buyer, with and into Hubbard pursuant to a Plan of Merger in the form of Exhibit B (the "Plan of Merger") whereby the shareholders of Hubbard other than Armour receive cash for their shares of Hubbard Capital Stock;

            WHEREAS, the Boards of Directors of Hubbard and Buyer Subsidiary deem the Merger desirable and in the best interests of their respective corporations; the Boards of Directors of Hubbard and Buyer Subsidiary have, by resolutions duly adopted, approved this Agreement and directed that the Plan of Merger be submitted to a vote of the shareholders of each of their respective corporations in accordance with the laws of Minnesota; the sole shareholder of Buyer Subsidiary has duly approved the Plan of Merger in accordance with the laws of Minnesota; and Hubbard will call a special meeting of its shareholders to consider the approval of the Plan of Merger in accordance with the laws of Minnesota.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

            1.01 Plan of Merger. Subject to the conditions precedent hereinafter contained, on the Closing Date (as defined in Section 2.01), after the purchase of the Armour Capital Stock by Buyer in accordance with the Armour Stock Purchase Agreement, Buyer Subsidiary shall be merged with and into Hubbard in accordance with the Plan of Merger.

            1.02 Effective Time of the Merger. The Merger shall become effective immediately upon filing of Articles of Merger with the Minnesota Secretary of State in accordance with Section 302A.615 of the Minnesota Business Corporation Act (the "MBCA"). The term "Effective Time" shall mean the date and time when the Merger becomes effective.

            1.03 Conversion of Hubbard Shares.

            (a) As provided in the Plan of Merger, at and as of the Effective Time, (i) each share, other than a Dissenting Share (as defined in Section 1.04(c)), of Hubbard 5% Preferred Stock (as defined in Section 3.01(b)) shall be converted into the right to receive in cash an amount equal to Fifty Dollars ($50.00) per share, plus accrued but unpaid dividends thereon up to the Effective Time (the "Preferred Stock Merger Consideration"); (ii) each share, other than a Dissenting Share, of Hubbard Class A Common Stock (as defined in
Section 3.01(b)) and Hubbard Class B Common Stock (as defined in Section 3.01(b)) held by a person other than Armour shall be converted into the right to receive in cash an amount equal to the Common Stock Merger Consideration Per Share (as hereinafter defined); and (iii) each Dissenting Share shall be converted into the right to receive in cash an amount equal to the fair value thereof determined in accordance with Section 302A.473 of MBCA.

            (b) For purposes of this Agreement, the terms set forth below are defined as follows:

            "Adjusted Working Capital" shall mean accounts and current notes receivable (excluding the $3,000,000 note receivable due in January 1998), plus inventories, prepaid expenses and the Normalizing Amount (as hereinafter defined), less accounts payable, accrued expenses and income taxes payable, all as reflected on, or determined by reference to, the Closing Date Balance Sheet. "Normalizing Amount" shall mean the retiree health benefit obligation (to the extent included in accounts payable and/or accrued expenses), plus self insurance reserves (to the extent included in accounts payable and/or accrued expenses), less the restricted insurance deposit.

            "Closing Date Balance Sheet" shall mean the consolidated balance sheet of Hubbard and its Subsidiaries (as defined in Section 3.01(b)) as of the Closing Date audited by KPMG Peat Marwick LLP in accordance with Section 4.08.

            "Compensation Continuation Benefit Agreements" shall mean the letter agreements between Hubbard and each of Richard P. Confer, Ogden W. Confer, Paul
R. Holzhueter, Timothy C. Violet and Gerald R. Underwood dated as of September 12, 1996, as such letter agreements may be amended to provide for acceleration and payment on or prior to the Closing Date of the compensation continuation benefits established thereunder.


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            "1997 Incentive Plan Program" shall mean the incentive compensation program evidenced by letter agreements between Hubbard and each of the employees listed in the Disclosure Schedule (as defined in Section 3.01) under the caption "Retirement and Benefit Plans -- 1996-97 Bonus Plan," copies of which have been delivered to Buyer.

            "Stay Pay Agreements" shall mean the letter agreements between Hubbard and each of the employees listed in the Disclosure Schedule under the caption "No Undisclosed Liabilities -- Obligations triggered by the Merger under 'Stay Pay' Agreements," copies of which have been delivered to Buyer.

            "Common Equity Amount" shall mean the amount calculated as follows--

            (i) One Hundred Thirty Million Dollars ($130,000,000);
            (ii) plus:
                  (A) the amount of "cash and short term investments" reflected on the Closing Date Balance Sheet;
                  (B) the amount of any Extraordinary Expenditures (as hereinafter defined) which are made by Hubbard from and after the date of this Agreement and on or prior to the Closing Date;
                  (C) if Hubbard shall have discharged on or prior to the Closing Date all obligations under the Compensation Continuation Benefit Agreements, an amount equal to 50% of all payments made thereunder (net of any reduction in taxes resulting from the deduction of such 50% of all payments); and
                  (D) if Adjusted Working Capital exceeds $11,800,000 immediately prior to Closing, an amount equal to the excess of Adjusted Working Capital immediately prior to Closing over $11,800,000.

            (iii) less:
                  (A)   the Preferred Stock Merger Consideration;
                  (B) the amount of "long-term debt," including the "current portion of long-term debt" reflected on the Closing Date Balance Sheet and accrued interest thereon, together with the amount of any prepayment premiums in respect thereof applicable to prepayment of such debt on the Closing Date;
                  (C) the amount (if any) of any undistributed balance of the Hubbard Employee Savings Plan and accrued interest thereon reflected on the Closing Date Balance Sheet;
                  (D) the amount (if any) of fees and out-of-pocket expenses of Hubbard payable to financial advisors, lawyers, accountants, environmental consultants and any other service providers incurred in connection with the transactions contemplated by this Agreement and not paid on or prior to the Closing Date, including without limitation fees and expenses of Credit Suisse First Boston, fees and disbursements of Faegre & Benson LLP, fees and disbursements of KPMG Peat Marwick LLP, and fees and disbursements of Braun Intertec, Dahl & Associates, Inc. and E. Roberts Alley & Associates, Inc.;
                  (E) if Hubbard shall not have discharged such obligations on or prior to the Closing Date, an amount equal to unpaid contributions for fiscal year 1997 to the Hubbard Profit Sharing Plan, any unpaid incentive compensation under the 1997 Incentive Plan Program, any unpaid "stay pay" bonus payments under the Stay Pay Agreements, and any unpaid deferred compensation under the Hubbard Deferred Compensation Plan, in each case reflected on the Closing Date Balance Sheet;
                  (F) if Hubbard shall not have discharged on or prior to the Closing Date all obligations under the Compensation Continuation Benefit Agreements, an amount equal to 50% of all payments required to be made thereunder less any amounts theretofore paid by Hubbard in respect of the Compensation Continuation Benefit Agreements (net of any reduction in taxes resulting from the deduction of such 50% of all payments less any amounts theretofore paid);
                  (G) the amount (if any) of any unpaid commitments of Hubbard to the George M. Palmer Foundation reflected on the Closing Date Balance Sheet;
                  (H) if Adjusted Working Capital is less than $11,800,000 immediately prior to Closing, an amount equal to the excess of $11,800,000 over Adjusted Working Capital immediately prior to Closing; and
                  (I) $20,000 to defray the costs and expenses incurred or to be incurred by Buyer for real estate surveys pursuant to
                        Section 5.01(K).

            "Common Stock Merger Consideration Per Share" shall mean an amount equal to (i) the Common Equity Amount, divided by (ii) the aggregate number of shares of Hubbard Class A Common Stock and Hubbard Class B Common Stock outstanding at the Effective Time (including, without limitation, the 800,000 shares of Hubbard Class A Common Stock held by Armour).

            "Extraordinary Expenditures" shall mean (i) cash payments for capital assets purchased alter the date hereof not included in Hubbard's most recent capital expenditures budget delivered to Buyer but approved in writing by Buyer; (ii) cash payments for equity interests in D&D Partners LP IV required by the Limited Partnership Agreement dated as of August 22, 1996, (iii) equity investments in other customers of the Feed Division approved in writing by Buyer, (iv) loans to Vista Farms in an amount not to exceed $1,000,000; and; (v) long term loans in excess of $20,000 to other customers of the Feed Division approved in writing by Buyer.

            1.04 Dissenters' Rights.

            (a) If any holder of Hubbard Capital Stock (i) prior to the taking of the vote of the shareholders of Hubbard on the Plan of Merger, shall file with Hubbard a written notice of intent to demand payment of the fair value for such holder's shares of Hubbard Capital Stock if the Merger is effected, (ii) shall not vote in favor of the Plan of Merger, and (iii) after the taking of such vote, shall make written demand for payment of the fair value for such holder's shares of Hubbard Capital Stock as provided in Section 302A.473 of the MBCA and comply in all other respects with Sections 302A.471 and 302A.473 of the MBCA, then such holder shall not be entitled to receive the consideration described in the Plan of Merger unless and until the right of such holder to payment for such holder's shares of Hubbard Capital Stock under Section 302A.473 of the MBCA shall cease.

            (b) If any holder of Hubbard Capital Stock shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to payment for such holder's shares of Hubbard Capital Stock under Section 302A.473 of the MBCA, then as of the later of the Effective Time or the occurrence of such event, such holder's shares of Hubbard Capital Stock shall automatically be converted into and represent only the right to receive the consideration described in the Plan of Merger, without interest thereon.

            (c) Each holder of Hubbard Capital Stock who becomes entitled, pursuant to the provisions of Section 302A.473 of the MBCA, to payment of the fair value of such holder's shares (collectively the "Dissenting Shares," and individually a "Dissenting Share") shall receive payment therefor from Hubbard, as the surviving corporation of the Merger, pursuant to such provisions.

            (d) Hubbard shall give Buyer prompt notice upon receipt by Hubbard at any time prior to the Effective Time of any notice of intent to demand payment of the fair value for shares under Section 302A.473 of the MBCA and any withdrawal of any such notice of intent to demand. Hubbard agrees that it will not, except with the prior written consent of Buyer, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demands at any time prior to the Effective Time.

                                   ARTICLE II

                           CLOSING, PAYMENT FOR SHARES
                               AND RELATED MATTERS

            2.01 Generally. The closing (the "Closing") of the purchase and sale of Armour Capital Stock in accordance with the Armour Stock Purchase Agreement and the subsequent consummation of the Merger in accordance with Article I shall occur on May 15, 1997, or at such other time as Hubbard and Buyer may mutually agree (the "Closing Date"). The Closing shall be held at the offices of Richards & O'Neil LLP, 885 Third Avenue, New York, New York, or such other place as Hubbard and Buyer may mutually agree.

            2.02 Payment for Shares.

            (a) On the Closing Date, prior to the purchase by Buyer of the Armour Capital Stock pursuant to the Armour Stock Purchase Agreement, (i) Hubbard shall deliver to Buyer a written estimate of the Common Equity Amount and Common Stock Merger Consideration Per Share, such estimate to be prepared by Hubbard upon consultation with Buyer, and (ii) Buyer shall remit or cause to be remitted in immediately available funds to Norwest Bank Minnesota, N.A., Minneapolis, Minnesota, or any other disbursing agent that is selected by Hubbard and reasonably satisfactory to Buyer (the "Disbursing Agent"), for application in accordance with a Disbursing Agreement in form and substance reasonably satisfactory to Hubbard, Buyer and the Disbursing Agent (the "Disbursing Agreement"), an amount equal to the sum of (A) the Preferred Stock Merger Consideration, and (B) the estimated Common Stock Merger Consideration Per Share multiplied by the number of shares of Hubbard Class A Common Stock and Hubbard Class B Common Stock issued and outstanding on the Closing Date (excluding the 800,000 shares of Hubbard Class A Common Stock held by Armour) (the "Estimated Common Stock Merger Consideration"). Of the amount remitted to the Disbursing Agent by Buyer pursuant to this Section 2.02(a), the Disbursing Agent shall hold in escrow, pursuant to the escrow provisions of the Disbursing Agreement, an amount equal to Thirteen Million Dollars ($13,000,000) or, if the Interim Audit Report (as defined in Section 4.08(a)) shall have been completed prior to Closing and reflects no material adverse variance in financial condition or results of operation for the nine-month period ended January 31, 1997 from that reflected in the financial statements for the nine-month period ended January 31, 1997 and delivered to Buyer pursuant to Section 3.01(e), Ten Million Dollars ($10,000,000), in either case multiplied by a fraction, the numerator of which is the aggregate number of shares of Hubbard Class A Common Stock and Hubbard Class B Common Stock issued and outstanding on the Closing Date (excluding the 800,000 shares of Common Stock held by Armour), and the denominator of which is the aggregate number of shares of Hubbard Class A Common Stock and Hubbard Class B Common Stock issued and outstanding on the Closing Date (including the 800,000 shares of Hubbard Class A Common Stock held by Armour). The amount so held in escrow by the

Disbursing Agent pursuant to this Section 2.02(a), subject to reduction pursuant to Section 2.02(b), is hereinafter called the "Escrow Amount."

            (b) If the Escrow Amount shall have been calculated under Section
2.02 (a) based on Thirteen Million Dollars ($13,000,000) and the Interim Audit Report was not completed prior to Closing, upon completion of the Interim Audit Report the Escrow Amount shall be recalculated based on Ten Million Dollars ($10,000,000) if the Interim Audit Report reflects no material variance in financial condition or results of operation for the nine-month period ended January 31, 1997 from that reflected in the financial statements for the nine-month period ended January 31, 1997 and delivered to Buyer pursuant to
Section 3.01(e), in which event the excess of the Escrow Amount as originally calculated pursuant to Section 2.02(a) over the Escrow Amount as recalculated pursuant to this Section 2.02(b) shall be released from escrow and held by the Disbursing Agent for distribution in accordance with Section 2.02(f).

            (c) Within two (2) business days of delivery of the Closing Date Balance Sheet (as defined in Section 1.03) to Buyer, Buyer shall remit or cause to be remitted in immediately available funds to the Disbursing Agent for application in accordance with the Disbursing Agreement an amount equal to the excess (if any) of (i) the Common Stock Merger Consideration Per Share (as finally determined by reference to the Closing Date Balance Sheet) multiplied by the number of shares of Hubbard Class A Common Stock and Hubbard Class B Common Stock issued and outstanding on the Closing Date (excluding the 800,000 shares of Hubbard Class A Common Stock held by Armour) (the "Common Stock Merger Consideration"), over (ii) the Estimated Common Stock Merger Consideration. Alternatively, if the Estimated Common Stock Merger Consideration exceeds the Common Stock Merger Consideration (as finally determined by reference to the Closing Date Balance Sheet), the Disbursing Agreement shall provide for the Disbursing Agent to remit the amount of such excess to Buyer within two (2) days of receipt of a written request from Buyer.

            (d) The Disbursing Agreement shall authorize the Disbursing Agent to invest as therein provided any amounts from time to time held by the Disbursing Agent under the Disbursing Agreement, and to apply as therein provided any net profit resulting from, or interest or income produced by, such investments.

            (e) The Disbursing Agreement shall provide that the Disbursing Agent, upon receipt of (i) a certificate which immediately prior to the Effective Time represented Hubbard Capital Stock owned by persons other than Armour or a holder who has exercised dissenters' rights pursuant to Section 302A.473 of the MBCA and has not subsequently withdrawn or lost such rights (all such holders so exercising dissenter's rights not subsequently withdrawn or lost hereinafter called "Dissenting Holders") and (ii) a letter of transmittal in form and substance reasonably satisfactory to the Disbursing Agent, duly executed and accompanied by any other items specified in the letter of transmittal, shall pay by cashier's check to the person or persons entitled thereto, the amount determined as hereinafter set forth with respect to such certificate: (A) in the case of a certificate evidencing Hubbard 5% Preferred Stock, an amount per share equal to the quotient of (x) the Preferred Stock Merger Consideration, divided by (y) the aggregate number of shares of Hubbard 5% Preferred Stock issued and outstanding on the Closing Date; and (B) in the case of a certificate evidencing Hubbard Class A Common Stock or Hubbard Class B Common Stock, an amount per share equal to 95% of the quotient of (x) the Estimated Common Stock Merger Consideration less the Escrow Amount, divided by (y) the aggregate number of shares of Hubbard Class A Common Stock and Hubbard Class B Common Stock issued and outstanding on the Closing Date (excluding the 800,000 shares of Hubbard Class A Common Stock held by Armour). Said payment shall be made at the Effective Time with respect to all certificates duly delivered to the Disbursing Agent at least two (2) business days prior to the Effective Time and as soon as practicable following receipt thereof with respect to all certificates thereafter duly delivered to the Disbursing Agent. No interest will be paid or accrued on the cash payable upon the surrender of a certificate.

            (f) The Disbursing Agreement shall further provide that following the remittance to or by the Disbursing Agent in accordance with Section 2.02(c), the Disbursing Agent, upon receipt of a certificate and letter of transmittal referred to in Section 2.02(e) (if not theretofore received by the Disbursing Agent), shall pay by cashier's check to the person or persons entitled thereto, the amount per share determined as hereinafter set forth with respect to the shares of Hubbard Class A Common Stock or Hubbard Class B Common Stock evidenced by such certificate: the excess of (i) the quotient of (A) the Common Stock Merger Consideration (as finally determined by reference to the Closing Date Balance Sheet) less the Escrow Amount (as originally calculated pursuant to
Section 2.02(a) or as recalculated pursuant to Section 2.02(b), as the case may
be), divided by (B) the aggregate number of shares of Hubbard Class A Common Stock and Hubbard Class B Common Stock issued and outstanding on the Closing Date (excluding the 800,000 shares of Hubbard Class A Common Stock held by Armour), over (ii) any amount theretofore distributed by the Disbursing Agent per share of common stock evidenced by such certificate pursuant to Section 2.02(e). Said payment shall be made within two (2) business days following the remittance by or to the Disbursing Agent pursuant to Section 2.02(c) with respect to all certificates duly delivered to the Disbursing Agent at least two
(2) business days prior to the date of such remittance by or to the Disbursing Agent, and as soon as practical following receipt of such certificates with respect to all certificates thereafter duly delivered to the Disbursing Agent.

            (g) In the event any certificate evidencing Hubbard 5% Preferred Stock, Hubbard Class A Common Stock or Hubbard Class B Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed, the amount to which such person would have been entitled under this Article II but for failure to deliver such certificate to the Disbursing Agent shall nevertheless be paid to such person; provided, however, that Hubbard, as the surviving corporation of the Merger, or Buyer may, in their sole discretion and as a condition precedent to such payment, require such person to give Hubbard or Buyer, as appropriate, a bond in such sum as it directs as indemnity against any claim that may be had against Hubbard or Buyer, respectively, with respect to the certificate alleged to have been lost, stolen or destroyed.

            (h) The Disbursing Agreement shall provide that any amount held by the Disbursing Agent under the Disbursing Agreement (excluding the Escrow Amount and any net profit resulting from, or interest income produced by the investment thereof) six (6) months after the Effective Time shall be refunded to Hubbard, as the surviving corporation of the Merger, at its option; provided, however, that Hubbard, as the surviving corporation of the Merger, shall be liable for any cash payments required to be made thereafter pursuant to the Plan of Merger.

            (i) The Disbursing Agreement shall provide that any remaining Escrow Amount held by the Disbursing Agent under the Disbursing Agreement eighteen (18) months after the Effective Time (subject to the provisions of the Disbursing Agreement providing for retention of the Escrow Amount in respect of any escrow claims then pending) shall be distributed in respect of the Hubbard Class A Common Stock and Hubbard Class B Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of such common stock held by Armour or by Dissenting Holders).

            2.03 Deferred Compensation Plan Payments. At or prior to Closing, Hubbard shall pay by cashier's check to each participant in the Hubbard Deferred Compensation Plan an aggregate amount equal to the benefit payable to such participant under Section 5 of such plan as a result of the "Extraordinary Corporate Event" (as defined in such plan) occasioned by the transactions contemplated by this Agreement. Hubbard reserves the right to amend such plan to the extent it deems necessary to provide for such aggregate payments at or prior to Closing. In addition, in the event the Closing is prior to April 30, 1997, Hubbard reserves the right to further amend such plan prior to Closing to assure that plan participants receive on the Closing Date (i) their respective allocated percentages of the Bonus Fund (as defined in such plan) established for the plan year ending April 30, 1997 (with the Bonus Fund for the partial plan year to be calculated on plan year earnings for the period May 1, 1996 to the date of Closing), and (ii) the benefit of any additional Incentive Units (as defined in such plan) with respect to dividends paid on Hubbard Class A Common Stock and Hubbard Class B Common Stock during the period May 1, 1996 to the date of Closing.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            3.01 Representations and Warranties of Hubbard. Except as otherwise set forth in the disclosure schedule executed and delivered by Hubbard to Buyer immediately prior to the execution and delivery of this Agreement (the "Disclosure Schedule"), Hubbard represents and warrants to Buyer and Buyer Subsidiary as follows:

            (a) Organization, Standing, Qualification. Hubbard and each of its Active Subsidiaries (as defined in Section 3.01(b)) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Hubbard and each Active Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction (which are listed on the Disclosure Schedule) where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except such jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect upon the business, operations, properties or financial condition of Hubbard and such Subsidiaries, taken as a whole. The copies of the articles or certificate of incorporation and by-laws of Hubbard and each Active Subsidiary, which have been delivered to Buyer, are complete and correct as of the date of this Agreement, and the minute books of Hubbard and each Active Subsidiary, which have been made available to Buyer, are complete in all material respects and accurately reflect all material action taken prior to the date of this Agreement by the Board of Directors and Shareholders of Hubbard and each Active Subsidiary.

            (b) Capitalization. The authorized capital stock of Hubbard consists of 100,000 shares of 5% Preferred Stock, $50 par value (the "Hubbard 5% Preferred Stock"); 1,000,000 shares of Preferred Stock, $.05 par value, undesignated as to series ("Hubbard Undesignated Preferred Stock"); 2,500,000 shares of Class A Voting Common Stock, $.05 par value (the "Hubbard Class A Common Stock"); and 37,500,000 shares of Class B Non-Voting Common Stock, $.05 par value (the "Hubbard Class B Common Stock"). The issued and outstanding capital stock of Hubbard consists of 18,329 shares of Hubbard 5% Preferred Stock, 1,145,050 shares of Hubbard Class A Common Stock and 14,511,823 shares of Hubbard Class B Common Stock. The Disclosure Schedule contains a complete and correct list of all record owners of shares of Hubbard 5% Preferred Stock, Hubbard Class A Common Stock and Hubbard Class B Common Stock and the number of shares owned by each such person or entity. Hubbard has no other issued or outstanding shares of capital stock. The aggregate accrued but unpaid dividends on the Hubbard 5% Preferred Stock as of the date hereof are equal to $1,400.04. Under the terms of the Hubbard 5% Preferred Stock, each share of Hubbard 5% Preferred Stock is entitled to receive no more than $50 per share plus accrued but unpaid dividends with respect thereto upon consummation of the Merger. Except as otherwise specified in the Disclosure Schedule, Hubbard owns 100% of the issued and outstanding capital stock of every class of the corporations listed in the Disclosure Schedule under the heading "Subsidiaries" (collectively the "Subsidiaries," and individually a "Subsidiary"). The only Subsidiaries of Hubbard engaged in any trade or business or having any assets or liabilities are designated on the Disclosure Schedule as "Active Subsidiaries" (collectively the "Active Subsidiaries" and individually an "Active Subsidiary"). There are no outstanding subscriptions, options, warrants, calls or other agreements or commitments by which Hubbard or any Subsidiary is bound in respect of the capital stock of Hubbard or such Subsidiary, whether issued or unissued, and no outstanding securities convertible into or exchangeable for any such capital stock. All of the outstanding shares of capital stock of Hubbard and each Subsidiary are validly issued, fully paid and nonassessable. The Disclosure Schedule contains a complete and correct list of each corporation, partnership, joint venture or other business association in which Hubbard has any equity ownership interest.

            (c) Authorization and Execution. Hubbard has the corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and effectively authorized by the Board of Directors of Hubbard, and no further corporate action of Hubbard, other than the approval of its shareholders, is necessary to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Hubbard, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

            (d) No Conflicts. Neither the execution and delivery of this Agreement by Hubbard, nor the consummation by Hubbard of the transactions contemplated hereby, will (i) conflict with or result in a breach of the articles of incorporation or by-laws, as currently in effect, of Hubbard, or
(ii) except for the filing of articles of merger, the amendment to the articles of incorporation of Hubbard (as contemplated by Section 4.02), and for the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), require any filing with, or consent or approval of any governmental authority having jurisdiction over any of the business or assets of Hubbard, or (iii) violate any statute, regulation, injunction, judgment or order to which Hubbard or any of its Subsidiaries is subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice or both would constitute a default, which would give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of Hubbard under any Material Contract (as defined in Section 3.01(k)) or any certificate of occupancy, license, permit, order or approval of any governmental authority of which Hubbard is a beneficiary.

            (e) Financial Statements. Hubbard has heretofore delivered to Buyer its (i) Annual Report for each of the fiscal years ended April 30, 1994 through April 30, 1996, inclusive (the "Annual Reports"), and (ii) unaudited monthly financial statements for each of the months ended May 30, 1996, through January 31, 1997 inclusive. Each of the consolidated financial statements contained in the Annual Reports was prepared from the books and records of Hubbard (which are accurate and complete in all material respects) in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated assets, liabilities and financial position of Hubbard and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Hubbard and its Subsidiaries for the periods indicated. Each of such unaudited monthly financial statements was prepared, and each unaudited monthly statement to be delivered by Hubbard to Buyer pursuant to Section 4.11 will have been prepared, by Hubbard from the books and records of Hubbard (which are accurate and complete in all material respects) in accordance with generally accepted accounting principles and consistent with the past practices of Hubbard and each fairly presents, or when delivered will fairly present, in all material respects, the consolidated assets, liabilities and financial position of Hubbard and its Subsidiaries as at the respective dates thereof and the consolidated results of operations for the periods indicated, except as reflected in the notes accompanying the unaudited monthly financial statements for the month ended December 31, 1996, and further except that all such unaudited monthly financial statements are subject to normal year-end adjustments that are not material in amount and do not contain all footnote disclosures required by generally accepted accounting principles.

            (f) Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule or as expressly permitted by Section 4.01(d), since April 30, 1996 and to and including the date of this Agreement, (i) neither Hubbard nor its Subsidiaries have incurred any obligations or liabilities other than in the ordinary course of business and have not incurred any indebtedness for money borrowed; made any loans (other than any feeder financing or dealer operating loan in the ordinary course of business which is not in excess of $20,000) to or guaranteed any indebtedness of others; prepaid any indebtedness; changed or modified any existing accounting method, principle or practice; sold, leased, encumbered, mortgaged or otherwise disposed of any tangible assets or properties which are material to Hubbard or any of its Subsidiaries other than sales of inventory and obsolete equipment in the ordinary course of business; sold, assigned or transferred any patents, trademarks, trade names, or other intangible assets; suffered any business interruption or disruption or labor disputes, whether or not covered by insurance; entered into or modified any agreement, contract or commitment outside the ordinary course of business or involving payments or obligations in excess of $50,000 for each such agreement, contract or commitment in any year or $500,000 for all such agreements in the aggregate; purchased any capital assets in excess of $100,000 in the aggregate; leased any assets as lessee or lessor; terminated or modified any lease to which it is a party or by which it is bound, except for terminations of leases which expired in accordance with their terms; suffered any material destruction of its properties, whether or not covered by insurance; suffered any material and adverse changes in its business, operations, properties or financial condition; written down or written up any of its inventory other than in the ordinary course of business; adopted, entered into or agreed to enter into, or amended or agreed to amend any Employee Benefit Plans (as defined in Section 3.01(p)), other than in the ordinary course of business and consistent with past practice; made any changes in the customary methods used in operating Hubbard's business (including its marketing, selling and pricing practices and policies); waived any right of material value under any Material Contract (as defined in Section 3.01(k)); failed to perform any of its obligations, or suffered or permitted to exist and be continuing any default by it under any Material Contract; or entered into any other transaction other than in the ordinary course of business; (ii) except for regular quarterly dividends of $0.625 on Hubbard 5% Preferred Stock and regular quarterly dividends not in excess of $0.04 per share on Hubbard Class A Common Stock and Hubbard Class B Common Stock, no dividends or other distributions have been declared, set aside, made or paid; (iii) no shares of capital stock of Hubbard or any of its Subsidiaries have been purchased, redeemed or otherwise acquired, directly or indirectly, by Hubbard; (iv) no stocks, bonds or other shares of capital stock of Hubbard or any of its Subsidiaries, or options or other rights to purchase the same have been issued or authorized for issuance;
(v) Hubbard and its Subsidiaries have not increased or decreased the compensation of any of their respective officers, directors or employees, except pursuant to Hubbard's existing compensation plans and practices that are referenced in the Disclosure Schedule, and no sums or other corporate assets have been paid to or withdrawn by the directors or officers of Hubbard or its Subsidiaries, except for ordinary compensation and fees, payments under established compensation or incentive plans, and ordinary expense reimbursement and similar payments; (vi) Hubbard has not changed its past practices with respect to the maintenance and repair of its properties or deferred any such maintenance or repair in a manner inconsistent with such past practices; and
(vii) neither Hubbard nor any of its Subsidiaries have entered into any commitment to do any of the foregoing.

            (g) No Undisclosed Liabilities. Other than as and to the extent disclosed or reserved against in the balance sheet dated as of December 31, 1996 (the "Balance Sheet"), set forth in the Disclosure Schedule or incurred in the ordinary course of business since the date of the Balance Sheet, Hubbard and its Subsidiaries have no liabilities or obligations required to be disclosed or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles. Except as set forth in the Disclosure Schedule, neither Hubbard nor any Subsidiary has any other liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the knowledge of Hubbard, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                  (i) liabilities or obligations to perform or pay under the executory portion of any Material Contract, or under the executory portion of any other agreement or commitment of any kind by which Hubbard is bound and which was entered into in the ordinary course of business, is on commercially reasonable terms, and is consistent with Hubbard's past practices;

                  (ii) liabilities which are covered by any insurance policy disclosed in the Disclosure Schedule;

                  (iii) any liability within the scope of the representations and warranties of Sections 3.01(h), 3.01(i), 3.01(k), 3.01(1),
            3.01(m), 3.01(n),

            3.01(p), 3.01(q), 3.01(s), 3.01(u), and 3.01(x), the existence of which would not constitute a breach of such representations and warranties; or

                  (iv) other undisclosed liabilities which, individually or in the aggregate, are not material to Hubbard or any Subsidiary.

            (h) Tax Matters.

                  (i) Hubbard and its Subsidiaries have timely filed all
            Federal, state, local and foreign tax returns ("Tax Returns") required to be filed by them with respect to income, withholding, social security, unemployment, franchise, property, excise and sales and use taxes (all such taxes, together with any interest or penalties payable in respect thereof hereinafter collectively called "Taxes"), and have paid, accrued or reserved for all Taxes.

                  (ii) All Tax Returns filed by Hubbard and its Subsidiaries for any taxable period were complete and accurate in all material respects. Except as set forth in the Disclosure Schedule, no Tax Returns the due date of which was on or after December 31, 1987, filed by Hubbard or any of its Subsidiaries have been audited and no claims for additional Taxes for any taxable period have been made by any taxing authority and are pending. Neither Hubbard nor any of its Subsidiaries has received a notice of deficiency or assessment of additional Taxes which notice or assessment remains unresolved. Neither Hubbard and nor any of its Subsidiaries has extended the period for assessment or payment of any Tax, which period has not since expired.

                  (iii) Neither Hubbard nor any of its Subsidiaries has been a member of an affiliated group (as such term is defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) filing a consolidated federal income tax return for any tax year other than a group the common parent of which was Hubbard.

                  (iv) There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of Hubbard or any of its Subsidiaries.

                  (v) Neither Hubbard nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

                  (vi) Neither Hubbard nor any of its Subsidiaries has been a
            United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (vii) Neither Hubbard nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

                  (viii) Neither Hubbard nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Sec. 280G, or any other payment of compensation which would be nondeductible under Code Sec. 162.

                  (ix) Except as set forth in the Disclosure Schedule, Hubbard and each of its Subsidiaries has collected and/or paid all sales and use tax due with respect to all prior periods, and there exists no potential liability for unpaid sales or use tax assessments with respect to events or transactions occurring before such date which has not been reserved against on the books and records of Hubbard and its Subsidiaries.

                  (x) Hubbard has delivered to the Buyer true and correct copies of all requested Federal and state income tax returns with respect to Hubbard and each of its Subsidiaries, together with true and correct copies of all requested accountants' work papers relating to the preparation thereof.

            (i) Real Property.

                  (i) The Disclosure Schedule sets forth all of the real
            property owned in fee simple (the "Fee Property") by Hubbard, each lease by Hubbard as landlord of any of the Fee Property, each lease by Hubbard of real property as tenant, and each sublease in which Hubbard is either sublessor or sublessee (collectively the "Leasehold Property"). No Subsidiary owns, leases or subleases any real property.

                  (ii) Hubbard has good title to the Fee Property, free and
            clear of all easements, restrictions, mortgages, pledges, liens, encumbrances or security interests, except (A) liens which may arise for current taxes and assessments not yet due and payable or which are being contested in good faith and in respect of which adequate reserves have been established, (B) imperfections in title, encumbrances, easements, restrictions and other liens, claims and encumbrances which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially interfere with the present use of the properties subject thereto or affected thereby, and (C) all matters which are disclosed (whether or not ultimately deleted or insured over) in the commitments for title insurance and surveys listed in the Disclosure Schedule, copies of which have been delivered to Buyer

            (the matters in clauses (A), (B) and (C), collectively, the "Permitted Exceptions").

                  (iii) Hubbard has not within the twelve month period preceding the date hereof received written notice from any governmental authority that such governmental authority has initiated or intends to initiate changes in the zoning ordinances or building codes applicable to the facilities identified in the Disclosure Schedule as principal manufacturing facilities under the captions "Fee Property" or "Leasehold Property -- Hubbard Milling Company as Tenant", which changes would materially interfere with the present use of such facilities.

                  (iv) Hubbard has not received written notice from any
            governmental authority requiring work to be done or improvements to be made by Hubbard to the Fee Property and the Leasehold Property, which work has not been completed.

                  (v) Except as set forth on the Disclosure Schedule, all leases of Fee Property and Leasehold Property are in full force and effect.

                  (vi) Neither Hubbard nor, to the knowledge of Hubbard, any other party thereto is in default under or in respect of any lease of Leasehold Property, the result of which default could, individually or in the aggregate together with all other such defaults, materially interfere with the present use of the properties subject thereto or affected thereby. Hubbard has not exercised any purchase option under a lease of any of the Leasehold Property or any option to renew any such lease for a term beyond the current term of said lease.

            (j) Personal Property. Hubbard and each Subsidiary owns or holds by valid lease or license, all of its respective personal property reflected in the Balance Sheet or acquired after December 31, 1996 (except for any assets sold in accordance with Section 4.01 (d)(iii)), free and clear of all mortgages, claims, liens, security interests, charges and encumbrances.

            (k) Material Contracts. Except as set forth in the Disclosure Schedule, neither Hubbard nor any of its Subsidiaries is a party to or bound by any of the following, either written or oral:

                  (i) contract with any labor union or any collective bargaining agreement;

                  (ii) bonus, pension, profit sharing, retirement, deferred
            compensation, savings, stock purchase, stock option, hospitalization, medical, dental, vision, vacation, sick pay, disability, severance, insurance or other plan providing similar employee benefits or compensation;

                  (iii) employment, agency, consulting or similar personal
            service contract;

                  (iv) agreement (including brokerage, correspondent, sales
            representative or distributorship agreement) for the payment of fees, commissions, or other compensation by Hubbard or any of its Subsidiaries in connection with the distribution or sale of products;

                  (v) lease, whether as lessor or lessee, with respect to any
            Fee Property, Leasehold Property or personal property (excluding any lease of personal property as lessee providing for annual rentals of $10,000 or less);

                  (vi) contract as licensor or licensee for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset;

                  (vii) guaranty, suretyship, indemnification or contribution agreement;

                  (viii) loan agreement, promissory note or other document
            evidencing any indebtedness of or to Hubbard or any of its Subsidiaries (other than any feeder financing or dealer operating loan in the ordinary course of business which is not in excess of $20,000, trade accounts payable or receivable and other indebtedness incurred in the ordinary course and not for money borrowed);

                  (ix) mortgage, security agreement, sale-leaseback agreement or other agreement which effectively creates (or could, in the future, create) a lien on any assets of Hubbard or any of its Subsidiaries;

                  (x) contract for the purchase of capital assets or for
            remodeling or construction which involves payment of $50,000 or more;

                  (xi) contract for advertising or promotional services to be rendered for Hubbard or any of its Subsidiaries which involves payment of $50,000 or more;

                  (xii) contract concerning confidentiality or restricting
            Hubbard or any of its Subsidiaries in any material respect from engaging in business or from competing with any other parties or providing that Hubbard or any of its Subsidiaries shall be restricted in any way from selling, marketing or distributing any product or other merchandise;

                  (xiii) purchase or sale order for merchandise or supplies
            which (A) was not entered into in the ordinary course of business, involves payments of $50,000 or more and is not terminable by Hubbard or any of its Subsidiaries without cost or penalty upon thirty (30) days' or less notice, or (B) is a standing or similar order with a remaining term of more than one (1) year and is not terminable by Hubbard or any of its Subsidiaries without cost or penalty upon (30) days' or less notice;

                  (xiv) plan of reorganization;

                  (xv) contract involving the acquisition or disposition of
            $50,000 or more in assets, other than contracts involving the sale of inventory in the ordinary course of business;

                  (xvi) partnership, limited liability company or joint venture agreement;

                  (xvii) contract or commitment to loan money to any person
            (other than any feeder financing or dealer operating loan in the ordinary course of business which is not in excess of $20,000), to guarantee indebtedness of any person, or to make an equity investment in any person;

                  (xviii) contract under which the consequences of a default or termination could have a material adverse effect on the financial condition, results of operations, assets, business or prospects of Hubbard or any of its Subsidiaries;

                  (xix) any agreement which includes provisions regarding
            minimum volumes or volume discounts with respect to the sale of any product of Hubbard;

                  (xx) any agreement with persons other than employees pursuant to which a rebate, discount, bonus, commission or other payment with respect to the sale of any product of Hubbard will be payable or required after the Closing;

                  (xxi) any contract or arrangement with any affiliate of
            Hubbard; or

                  (xxii) any other contract (excluding purchase and sale orders not required by the terms of the foregoing clauses (xiii) or (xv) to be set forth in the Disclosure Schedule) not otherwise set forth in the Disclosure Schedule which involves payments of $50,000 or more a year and is not terminable by Hubbard or any of its Subsidiaries without cost or penalty upon thirty (30) days' or less notice.

      All of the foregoing are hereinafter collectively called "Material Contracts." To the extent Material Contracts are evidenced by documents, true and correct copies thereof have been delivered or made available to the Buyer unless otherwise noted in the Disclosure Schedule and, if oral, are summarized in the Disclosure Schedule.

            Except as set forth on the Disclosure Schedule:

                  (w) all Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms;

                  (x) Hubbard is not and, to the knowledge of Hubbard, no other party to any Material Contract is, in breach of any material provision of, in material violation of, or in material default under the terms of any Material Contract;

                  (y) no event has occurred which, after the giving of notice or passage of time or both, would constitute a material default under or result in the material breach of any Material Contract by Hubbard, or to the knowledge of Hubbard, by any other party; and

                  (z) Hubbard has not given or received any notice of
            termination under the joint venture agreements listed in the Disclosure Schedule under the caption "Other Ownership Interests of Hubbard", nor has Hubbard exercised any option to purchase contained in any such joint venture agreement.

                  (1) Intellectual Property. The Disclosure Schedule contains a complete and correct list of all patents, registered trademarks, registered trade names, and applications for any of the foregoing owned or used to any material extent by Hubbard and its Subsidiaries ("Proprietary Rights"). All of the Proprietary Rights are owned by Hubbard, free and clear of any liens, charges, pledges, security interests or other similar encumbrances, are enforceable, valid and subsisting, constitute all Proprietary Rights used for the operation of Hubbard's business in the ordinary course, and, to the knowledge of Hubbard, do not conflict with or infringe on the rights of others. Except as set forth in the Disclosure Schedule, Hubbard has not granted any licenses or other rights and Hubbard does not have any obligation to grant licenses or other rights to any of the Proprietary Rights. Except as set forth in the Disclosure Schedule, since January 1, 1992, neither Hubbard nor any Subsidiary has received any charge, complaint, claim, demand, or notice alleging that Hubbard or any Subsidiary has interfered, infringed upon, misappropriated or otherwise come into conflict with the intellectual property rights of any third party (including any claim that Hubbard or any Subsidiary must license or refrain from using any intellectual property rights of any third party) and, to the knowledge of Hubbard, in connection with the operation of Hubbard's business, there are no current or past conditions upon which such charges or claims reasonably could be based. To the knowledge of Hubbard, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Proprietary Rights. Except as set forth in the Disclosure Schedule, as of the date of this Agreement Hubbard does not use any unregistered trademark for any product which generated more than $100,000 in gross sales during the twelve-month period ended December 31, 1996.

            (m) Litigation. Except as disclosed in the Disclosure Schedule, no litigation, arbitration, or administrative proceeding or investigation is pending or, to the knowledge of Hubbard, threatened against Hubbard or any Subsidiary or any of their officers, employees or directors in connection with
(i) the business or affairs of Hubbard or such Subsidiary and (ii) the transactions contemplated by this Agreement. Except as set forth on the Disclosure Schedule, Hubbard is not currently, and has not been since 1990, subject to any judgment (other than a monetary judgment heretofore discharged), consent decree, binding arbitration or regulatory order not generally applicable to similar businesses.

            (n) Permits, Licenses, Authorizations; Compliance with Laws. Hubbard and each Subsidiary has all licenses, franchises, permits and other governmental authorizations which are material and necessary to conduct its respective business, and neither Hubbard nor such Subsidiary is in violation in any material respect of any such license, franchise, permit or other governmental authorization, or any statute, law, ordinance, rule, regulation, judgment, order or decree applicable to it or any of its properties.

            (o) No Brokers or Finders. Except for Credit Suisse First Boston ("CSFB"), Hubbard has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

            (p) Retirement and Benefit Plans.

                  (i) The Disclosure Schedule lists each employee pension,
            retirement, profit sharing, stock bonus, stock option, stock purchase, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, or other plans, funds, programs, policies, contracts or arrangements, including without limitation any Employee Benefit Plan (as hereinafter defined), that Hubbard or any ERISA Affiliate maintains or to which Hubbard or any ERISA Affiliate contributes or in which any current or former employee of Hubbard or any ERISA Affiliate has accrued any benefits which they remain entitled to receive.

                        (A) Each such Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA (as hereinafter defined), the Code, and other applicable laws.

                        (B) All required reports and descriptions (including
                  Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan

                  Descriptions) have been timely filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Employee Welfare Benefit Plan (as hereinafter defined).

                        (C) All contributions which are due have been paid to
                  each Employee Pension Benefit Plan (as hereinafter defined) and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Hubbard or any of its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

                        (D) Each Employee Pension Benefit Plan which is intended
                  to be a "qualified plan" under Section 401(a) of the Code has received, within the last two years, a favorable determination letter from the Internal Revenue Service covering, without limitation, the qualification requirements imposed under the Tax Reform Act of 1986.

                        (E) Except as set forth in the Disclosure Schedule, the
                  market value of assets under each Employee Pension Benefit Plan which is subject to Title IV of ERISA equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC (as hereinafter defined) methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the Closing Date.

                        (F) Hubbard has delivered or otherwise made available to
                  Buyer correct and complete copies of each and every Employee Benefit Plan document and summary plan description, the most recent determination letter received from the Internal Revenue Service, if any, the three most recent IRS Form 5500 Annual Reports and actuarial valuation reports, if any, and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

                  (ii) Except as set forth in the Disclosure Schedule, with
            respect to each Employee Benefit Plan that Hubbard, each Subsidiary, and/or an ERISA Affiliate (as hereinafter defined) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                        (A) No Employee Pension Benefit Plan has been completely
                  or partially terminated or been the subject of a Reportable Event (as hereinafter defined) as to which notices would be required to be filed with the PBGC, except that consummation of the Merger may be a Reportable Event under PBGC Regulation Section 4043.29. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or, to the knowledge of the Shareholder, Hubbard and its ERISA Affiliates, threatened.

                        (B) There has been no Prohibited Transaction (as
                  hereinafter defined) with respect to any Employee Benefit Plan. Neither Hubbard nor any ERISA Affiliate has any liability for breach of fiduciary duty or any other failure to act or comply in connection with any Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Hubbard and its ERISA Affiliates, threatened.

                        (C) Neither Hubbard nor any of its ERISA Affiliates has
                  incurred or has any reason to believe that Hubbard or any of its ERISA Affiliates will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise (including any withdrawal liability) under Title IV of ERISA or under the Code with respect to any Employee Pension Benefit Plan.

                        (D) Each Employee Pension Benefit Plan of Hubbard and
                  its ERISA Affiliates has fulfilled the obligations under the minimum funding standards of ERISA and the Code.

                        (E) None of Hubbard, its Subsidiaries or any ERISA
                  Affiliate has entered into any transaction which could subject such entity to liability under ERISA other than for the ordinary course payment of benefits under an Employee Benefit Plan

                        (F) Except as set forth in the Disclosure Schedule, none
                  of Hubbard, its Subsidiaries or any ERISA Affiliate maintains any plan, arrangement or program which provides severance benefits to current or former employees of Hubbard or its Subsidiaries and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any liability for the payment of severance benefits (other than liability resulting from an actual termination of employment).

                        (G) Except as set forth in the Disclosure Schedule
                  neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes a change in control or has or will accelerate the vesting in or payment of benefits under any Employee Benefit Plan, and none of Hubbard, its Subsidiaries or any ERISA Affiliate is a party to any plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of Hubbard or its Subsidiaries.

                        (H) Except as set forth in Section 6.02 or in the
                  Disclosure Schedule under the caption "Retirement and Benefit Plans--Right to Amend", each Employee Benefit Plan may be amended, modified or terminated subject to compliance with applicable law and provided that such amendment, modification or termination does not impair earned, accrued or vested rights under such plan. Except as set forth in the Disclosure Schedule, no rights to continued benefits provided under any Employee Welfare Benefit Plan, including without limitation, retiree medical, dental or life insurance benefits, have vested.

                  (iii) Except as set forth in the Disclosure Schedule, neither
            Hubbard nor any ERISA Affiliate contributes to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

                  (iv) Except as set forth in the Disclosure Schedule, neither
            Hubbard nor any of its Subsidiaries maintains and has never maintained or contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code). The requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA have been met for each Employee Welfare Benefit Plan that is a group health plan. No such group health plan is a "multiple employer welfare arrangement" within the meaning of
            Section 3(40) of ERISA. None of Hubbard, its Subsidiaries nor any ERISA Affiliate maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of
            Section 501(c)(9) of the Code for the provision of welfare benefits.

                  (v) For purposes of this Section 3.01(p):

                        (A) "Fiduciary" has the meaning set forth in ERISA Sec.
                  3(21).


                                      -23

                        (B) "ERISA Affiliate" means any entity required to be
                  aggregated with Hubbard, Armour and/or their respective subsidiaries, trades or businesses under Sections 414(b), (c),
                  (m) or (o) of the Code or Section 4001 of ERISA.

                        (C) "Employee Benefit Plan" has the meaning set forth in
                  ERISA Sec. 3(3), including any such plan contributed to or required to be contributed to by Hubbard, each Subsidiary and/or each ERISA Affiliate.

                        (D) "Employee Pension Benefit Plan" has the meaning set
                  forth in ERISA Sec. 3(2), including any such plan contributed to or required to be contributed to by Hubbard, each Subsidiary and/or each ERISA Affiliate.

                        (E) "Employee Welfare Benefit Plan" has the meaning set
                  forth in ERISA Sec. 3(1), including any such plan contributed to or required to be contributed to by Hubbard, each Subsidiary and/or each ERISA Affiliate.

                        (F) "ERISA" means the Employee Retirement Income
                  Security Act of 1974, as amended.

                        (G) "Multiemployer Plan" has the meaning set forth in
                  ERISA Sec. 3(37).

                        (H) "PBGC" means the Pension Benefit Guaranty
                  Corporation.

                        (I) "Prohibited Transaction" has the meaning set forth
                  in ERISA Sec. 406 and Code Sec. 4975.

                        (J) "Reportable Event" has the meaning set forth in
                  ERISA Sec. 4043.

            (q) Environmental matters.

                  (i) For purposes of this Agreement,

                        (A) "Environmental Law" means the Comprehensive
                  Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1201 et seq., the Clean Water Act, 33 U.S.C. ss. 1321 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Material Transportation

                  Agreement, and the Occupational Safety and Health Act of 1976, each as amended through the Closing Date, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                        (B) "Hazardous Substance" means any pollutant,
                  contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law.

                  (ii) Except as set forth in the Disclosure Schedule and the environmental assessments performed since January 1, 1987 by it, at its request or by any governmental agency with respect to the current property, each of which is listed therein:

                        (A) Hubbard and each Subsidiary comply, and have at all
                  times since January 1, 1992 complied, in all material respects with all Environmental Laws applicable to the ownership and operations of their respective assets and the conduct of their respective businesses, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them and is now pending or, to the knowledge of Hubbard, threatened, alleging any such failure to comply;

                        (B) Hubbard and each Subsidiary possess (or have timely
                  filed applications pending for) all material licenses and permits required by all Environmental Laws applicable to the ownership and operations of their respective assets and the conduct of their respective businesses, and Hubbard and each Subsidiary comply in all material respects with the terms and conditions of such licenses and permits;

                        (C) Hubbard has not spilled, discharged, emitted,
                  injected, disposed of, dumped or released any Hazardous Substances and, to the knowledge of Hubbard, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any Hazardous Substance by any other person, or any leaching or migration of any Hazardous Substance of any kind, on, beneath, above or into the environment from, onto, into or surrounding any of the Fee Property or Leasehold Property (collectively, the "Current Property"), or any of the real property formerly owned or leased by Hubbard or any of the Subsidiaries (collectively, the "Former Property");

                  (D) No underground storage tanks are located on the Current
            Property which contain or, to the knowledge of Hubbard, heretofore contained any Hazardous Substances;

                  (E) Hubbard has delivered to Buyer true and complete copies of all environmental assessments performed since January 1, 1987 by it, at its request or by any governmental agency with respect to the Current Property each of which is listed on the Disclosure Schedule;

                  (F) Since January 1, 1987, Hubbard has not filed or received any written notice of a release or threatened release of a Hazardous Substance or been notified that it may be a potentially responsible party at any waste disposal site or other location used for the disposal of any Hazardous Substance, or any Former Property;

                  (G) Except as permitted by and in compliance with applicable
            Environmental Laws, no Hazardous Substances, including, without limitation, asbestos-containing materials and polychlorinated biphenyls, are currently located at, on or within the Current Property in such form or substance so as to create any material liability on the part of Hubbard; and

                  (H) To the knowledge of Hubbard, no contaminated soil or
            groundwater for which applicable Environmental Laws require a response action or corrective action is located on or under the Current Property or any Former Property or any real property adjacent to such property.

            (r) Suppliers and Customers. The Disclosure Schedule lists (i) Hubbard's ten largest suppliers, and (ii) for each of the Feed Division and Pet Food Division the ten largest customers, in each case by volume shipped for the eight months ending December 31, 1996 together with the approximate dollar volume by supplier and customer, as the case may be, and a general description of the goods or services provided, and describes any substantial change in the identity of, or the nature of the business conducted with, such suppliers that has occurred since such date.

            (s) Insurance. The Disclosure Schedule contains a complete and correct list and summary description (including the name of the insurer, coverage and expiration date) of all policies of insurance relating to Hubbard's business which are in force, or which are still open for retroactive premium adjustments, including the amounts thereof, maintained by Hubbard or in which Hubbard is named insured or on which Hubbard is directly or indirectly paying premiums. Hubbard has maintained and will continue to maintain through the Closing Date a reasonable and customary program of casualty and property insurance (which may include self-insurance) with respect to its business. The Disclosure Schedule lists all property damage and personal injury claims against Hubbard with respect to its business since 1990 involving any claim in excess of $50,000. Between the date of this Agreement and the Closing Date, Hubbard shall provide or make available to Buyer all information pertaining to its business as reasonably requested by Buyer or Buyer's brokers or insurers to effect insurance on Hubbard's business at the Closing Date.

            (t) Motor Vehicles. All licensed motor vehicles used in Hubbard's business, whether owned or leased, are listed on the Disclosure Schedule. All licenses, permits, inspections and other authorizations necessary for the use of such vehicles have been obtained and are in full force and effect.

            (u) Adequacy of Hubbard's Assets/Related Party Transactions. Except as described on the Disclosure Schedule:

                  (i) The assets owned, leased or licensed by Hubbard and its
            Subsidiaries are all of the assets, properties, rights and claims used in the conduct of Hubbard's business and which are necessary or used to operate Hubbard's business in the same manner as it is currently being operated by Hubbard and its Subsidiaries; and

                  (ii) There are no contracts or arrangements currently in
            effect between Hubbard and any of its officers, directors, shareholders and their immediate families (excluding (A) the employment arrangements with persons in the employ of Hubbard, (B) director fee arrangements with directors of Hubbard who are neither employed by, nor serve as counsel to Hubbard, (C) officer and director indemnification obligations under Hubbard's by-laws, and;
            (D) agreements with certain employees holding shares of Hubbard Class B Common Stock obligating Hubbard to repurchase shares held by such employees upon termination of employment) in an amount, individually or in the aggregate, greater than $100,000.

            (v) Notes and Accounts Receivable. Except as set forth on the Disclosure Schedule, all notes and accounts receivable of Hubbard and its Subsidiaries (a) are reflected properly on Hubbard's books and records, (b) are valid receivables subject to no setoff or counterclaims, and (c) arose in the ordinary course of business.

            (w) Pet Food Packaging and Finished Goods Inventory. Hubbard has established and implemented procedures for monitoring the level of excess or obsolete pet food packaging and finished goods inventory. Pursuant to such procedures, Hubbard periodically writes off such pet food packaging and finished goods inventory as Hubbard, in the exercise of its reasonable business judgment, deems excess or obsolete. At the date hereof, the quantity of excess or obsolete pet food packaging and finished goods inventory do not exceed historical levels as set forth in the Disclosure Schedule.

            (x) Labor Matters. Hubbard (i) is in compliance in all material respects with all laws, rules, regulations, ordinances, employment contracts, and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing, (iii) has not engaged in any unfair labor practice, breach of contract, or discriminated on the basis of race, color religion, sex, national origin, age or handicap in its employment practices, and except as set forth in the Disclosure Schedule, no lawsuits, charges or complaints are pending or, to the knowledge of Hubbard, threatened against Hubbard before any court, public or governmental authority regarding any such unfair labor practice, breach of contract or discrimination; (iv) except as set forth in the Disclosure Schedule, has no grievance or arbitration regarding a dispute arising under a collective bargaining agreement with any labor organization representing Hubbard's employees pending or threatened against Hubbard; and (v) has not, in the ten-year period next preceding the date of this Agreement, experienced a labor strike or a threatened labor strike. Except as set forth in the Disclosure Schedule, no employees of Hubbard are represented by any union, association, labor organization or collective bargaining unit and, since January 1990, Hubbard has not received written notice that the employees of Hubbard have any intention to organize or join a union, association, labor organization or collective bargaining unit. Without limiting the generality of the foregoing, the restructuring by Hubbard of its Feed Division in the fiscal year ended April 30, 1996 and the fiscal year ending April 30, 1997 did not result in any violation of the Worker Adjustment Retraining Notification Act (WARN).

            (y) Full Disclosure. No representation or warranty contained in this Agreement or in the Disclosure Schedule omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

            3.02 Representations and Warranties of Buyer and Buyer Subsidiary. Buyer and Buyer Subsidiary represent and warrant to Hubbard as follows:

            (a) Organization, Standing, Equity Ownership. Each of Buyer and Buyer Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Buyer owns all of the issued and outstanding capital stock of Buyer Subsidiary. Buyer Subsidiary does not own capital stock of any corporation. Buyer has delivered to Hubbard a certified copy of the respective articles or certificate or articles of incorporation and by-laws of Buyer and Buyer Subsidiary. Each such copy is complete and correct as of the date hereof.

            (b) Authorization and Execution. Each of Buyer and Buyer Subsidiary has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Buyer and Buyer Subsidiary have been duly and effectively authorized by the respective Boards of Directors and shareholders of Buyer and Buyer Subsidiary, and no further corporate action is necessary on the part of Buyer or Buyer Subsidiary to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of each of Buyer and Buyer Subsidiary, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

            (c) No Conflicts. Neither the execution and delivery of this Agreement by Buyer and Buyer Subsidiary, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Articles of Incorporation or By-Laws, as currently in effect, of Buyer or Buyer Subsidiary, or, (ii) except for the requirements under the Hart-Scott-Rodino Act, require the consent or approval of any governmental authority having jurisdiction over any of the business or assets of Buyer or Buyer Subsidiary, or (iii) violate any statute, regulation, injunction, judgment or order to which Buyer or Buyer Subsidiary is subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of Buyer or Buyer Subsidiary under any material instrument, contract or agreement to which any of Buyer or Buyer Subsidiary is a party or by which any of them is bound.

            (d) Adequate Financing. Buyer has provided to Hubbard copies of the following commitment letters for the financing contemplated by Buyer to finance the transactions contemplated by this Agreement: commitment letter of The Chase Manhattan Bank, Chase Securities, Inc. and Credit Suisse First Boston dated March 21, 1997 for bridge and subordinated debt financing (insofar as such commitment letter provides for bridge financing, the "Chase Bridge Financing Commitment"); and commitment letter of Credit Suisse First Boston and The Chase Manhattan Bank dated March 21, 1997 for senior debt financing (the "CSFB Senior Debt Financing Commitment"). Each such financing commitment is in full force and effect at the date hereof and Buyer is not aware of any fact or circumstance which could reasonably be expected to prevent Buyer from consummating the transactions contemplated by this Agreement (including receipt by Buyer of the financing). Buyer hereby covenants and agrees to deliver to Hubbard on March 31, 1997, and each 14 days thereafter until Closing, written confirmations from The Chase Manhattan Bank and Credit Suisse First Boston that their respective commitments remain in full force and effect.

            (e) No Brokers or Finders. Neither Buyer nor Buyer Subsidiary has engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

                                   ARTICLE IV

              CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

            4.01 Operation of Business of Hubbard Until Effective Time.

            (a) Hubbard will exercise commercially reasonable efforts to preserve intact its business organization and that of its Subsidiaries, keep available the services of the present officers and key employees of Hubbard and its Subsidiaries, and preserve the present relationships of Hubbard and its Subsidiaries with entities and persons having significant business dealings with Hubbard or any Subsidiary.

            (b) Hubbard will, and will cause each Subsidiary to conduct its business and operations only in the ordinary and usual course, except as expressly provided in this Agreement or otherwise consented to in writing by Buyer.

            (c) Except as expressly provided in this Agreement, the Plan of Merger or otherwise consented to in writing by Buyer, Hubbard will not (i) amend its Articles of Incorporation or By-Laws; (ii) increase or decrease the number of authorized shares of its capital stock; (iii) split, combine or reclassify any shares of its capital stock or make any other changes in its equity capital structure; (iv) purchase, redeem or cancel for value, directly or indirectly, any shares of its capital stock; or (v) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, except for (A) Hubbard 5% Preferred Stock quarterly dividends of $0.625 per share per quarter, and (B) Hubbard Class A Common Stock and Hubbard Class B Common Stock quarterly dividends not to exceed $0.04 per share per quarter.

            (d) Hubbard will not, and will not permit any Subsidiary to, except as otherwise consented to in writing by Buyer, (i) issue, grant, sell or pledge, or agree or propose to issue, grant, sell or pledge, any shares of capital stock of Hubbard or any Subsidiary or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for such capital stock, or any stock appreciation rights or performance shares based upon the value of any such capital stock; (ii) purchase, lease or otherwise acquire (including without limitation acquisition by merger, consolidation or stock or asset purchase) any assets or properties, other than capital assets of substantially the nature described in Hubbard's most recent capital improvements budget delivered to Buyer, commitments for which (including the cost of capital assets acquired between December 31, 1996 and the date of this Agreement) do not exceed $500,000 in the aggregate, inventory acquired in the ordinary course of business, additional equity interests in D&D Partners LP IV not to exceed $300,000 in the aggregate, and additional equity interests in other customers of the Feed Division not to exceed $250,000 in the aggregate; (iii) sell, lease, encumber, mortgage or otherwise dispose of any assets or properties which are material to Hubbard or any of its Subsidiaries, other than (A) sales of inventory and obsolete equipment in the ordinary course of business, (B) sales of facilities at which Hubbard has discontinued operations prior to the date hereof and which are sold other than as a going concern, (C) the sale of the Beechjet 400A aircraft on contract terms (other than price) reasonably acceptable to Buyer,
(D) the sale of the "Country Pub" restaurant on contract terms (other than price) reasonably acceptable to Buyer, and (E) the sale at cash surrender value or surrender of the life insurance policies held by Hubbard on the lives of Richard P. Confer and Ogden W. Confer; (iv) waive, release, grant or transfer any rights of value or modify or change in any Material Contract, other than in the ordinary course of business and in a manner that does not have a material adverse effect on the business, operations, properties or financial condition, of Hubbard and its Subsidiaries, taken as a whole; (v) incur any indebtedness for money borrowed; (vi) incur any other liability or obligation, other than in the ordinary course of business, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of, or make any loans to any other individual or entity other than in the ordinary course of business, except for any feeder financing or dealer operating loan not in excess of $20,000 per loan, loans to Vista Farms not to exceed $1,000,000 in the aggregate and loans and financial accommodations to other customers of the Feed Division not to exceed $20,000 per loan or financial accommodation; (vii) except as otherwise required or permitted by this Agreement, enter into any new employee benefit plan, program or arrangement, or any new employment, severance or consulting agreement, amend any existing employee benefit plan, program or arrangement, or any existing employment, severance or consulting agreement, or, other than in the ordinary course of business, grant any increases in compensation or benefits; (viii) adopt any new or amend any existing collective bargaining agreement except in the ordinary course of business; (ix) enter into any other transaction, other than in the ordinary course of business and consistent with past practices; (x) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;
(xi) fail to replace any of Hubbard's assets that are destroyed or become inoperable as a result of any casualty, loss or damage and are required for the continued operation of the business; (xii) permit any physical assets to be removed from the Fee Property and Leasehold Property except in the ordinary course of business; (xiii) fail to maintain the validity and enforceability of the Proprietary Rights;

(xiv) engage in the sale of Hubbard's products except in the ordinary course of its business; (xv) make any changes in the customary methods used in operating Hubbard's business (including its marketing, selling and pricing practices and policies); (xvi) make any change in list pricing except in the ordinary course of business; or (xvii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that nothing contained in this Section 4.01 shall prohibit Hubbard from contributing to a museum, historical society or lineal descendant of Ruth Palmer Confer any historical records, works of art depicting family members or other items of personal property which may be of historical or family interest but are not material to the conduct of the business.

            4.02 Shareholders' Meeting; Proxy Material. Hubbard shall cause a special meeting of its shareholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of
(i) voting on an amendment to the Articles of Incorporation of Hubbard in the form of Exhibit C providing that Hubbard shall not be subject to Section 302A.671 of the MBCA governing control share acquisitions, and (ii) voting on the approval of the Plan of Merger (such matters hereinafter called the "Agenda Items"). Hubbard shall use reasonable efforts to solicit proxies in connection with the meeting of shareholders called pursuant to this Section 4.02 and, except to the extent otherwise required by the fiduciary obligations of the Board of Directors under applicable law, Hubbard shall solicit such proxies in favor of the Agenda Items. The Board of Directors of Hubbard shall, except to the extent otherwise required by their fiduciary obligations under applicable law, recommend approval of the Plan of Merger by the shareholders of Hubbard. None of the information included in any statement furnished to the shareholders of Hubbard in connection with the solicitation of proxies at the meeting of shareholders referred to above (the "Statement") (excluding information furnished by Buyer or its representatives about Buyer and its affiliates expressly for inclusion therein) will, at the time the Statement is mailed, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or, at the time of the meeting of shareholders to which the Statement relates or at the Effective Time, as then amended or supplemented, necessary to correct any statement that has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting.

            4.03 No Shopping.

            (a) From the date hereof until the Effective Time, Hubbard will not, and will not permit any officer, director or other agent of Hubbard, directly or indirectly, to (i) take any action to seek, initiate or encourage any offer from any person, entity or group to acquire any shares of capital stock of Hubbard or any Subsidiary, to merge or consolidate with Hubbard or any Subsidiary, or to otherwise acquire, except as expressly permitted by Section 4.01 (d)(iii) hereof, any significant portion of the assets of Hubbard or any Subsidiary, or
(ii) except to the extent otherwise required by their fiduciary obligations under applicable law, engage in negotiations concerning, or disclose financial information relating to, Hubbard or any Subsidiary, or any confidential or proprietary trade or business information relating to the business of Hubbard or any Subsidiary, or afford access to the properties, books or records of Hubbard or any Subsidiary, to any third party that may be considering any merger or consolidation with Hubbard or any Subsidiary or any acquisition of any shares of capital stock of Hubbard or any Subsidiary or any significant portion of the assets of Hubbard or any Subsidiary; provided, however, that if Hubbard shall become legally obligated, or if the officers or directors of Hubbard shall be required by their fiduciary obligations under applicable law to disclose any such information to any third party, Hubbard may disclose such information to such third party only if Hubbard has delivered to Buyer, at least 48 hours prior to such disclosure, a written description, in reasonable detail, of the information Hubbard intends to disclose and the identity of such third party.

            (b) Hubbard will orally notify Buyer immediately, followed by prompt written notice, of any offer from any person, entity or group or of any request for information (other than from Buyer or Buyer Subsidiary), with respect to any merger or consolidation with Hubbard or any Subsidiary or any acquisition of any shares of capital stock of Hubbard or any Subsidiary or, except with respect to sales of assets expressly permitted by Section 4.01(d)(iii), any significant portion of the assets of Hubbard or any Subsidiary.

            4.04 Access to Information. Hubbard will give (i) Buyer and Buyer Subsidiary, and their respective counsel, financial advisors, auditors and other authorized representatives, (ii) lenders and their counsel and other authorized representatives, and (iii) prospective purchasers of Hubbard properties and their counsel and other authorized representatives (collectively, "Authorized Persons"), reasonable access to the offices, properties, books and records of Hubbard and each Subsidiary, and will instruct the employees, counsel, financial advisors and auditors of Hubbard and such Subsidiary to cooperate with Authorized Persons in their investigation of the business of Hubbard and such Subsidiary. Buyer and Buyer Subsidiary will, and will cause all other Authorities Persons to conduct such investigation in a manner as not to unreasonably interfere with the operations of Hubbard and will take all necessary precautions (including, without limitation, obtaining the written agreement of Authorized Persons other than Buyer and Buyer Subsidiary involved in such investigation) to protect the confidentiality of any information of Hubbard disclosed to such persons during such investigation.

            4.05 Amendment of Hubbard's Employee Plans. Hubbard will cause any Employee Benefit Plans which it may have to be amended, to the extent, if any, requested by Buyer, for the purpose of permitting such Employee Benefit Plan to continue to operate in conformity with ERISA and the Code following the Merger.

            4.06 Hart-Scott-Rodino Act. Each of Hubbard, Buyer and Buyer Subsidiary will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will exercise reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary or advisable.

            4.07 Supplements to Disclosure Schedule. Hubbard shall deliver to Buyer a supplemental or amended Disclosure Schedule containing information that supplements or amends the representations, warranties and/or disclosures in this Agreement (including, without limitation, the Disclosure Schedule) in order to make the information set forth therein timely, complete and accurate. Subject to
Section 7.01(f), any covenant, representation or warranty of Hubbard herein which is affected by such supplemental or amended information shall be deemed to have been amended accordingly.

            4.08 Engagement of Auditors.

            (a) Pursuant to an engagement letter dated March 18, 1997, Hubbard has engaged the Minneapolis, Minnesota office of KPMG Peat Marwick LLP to prepare an audit report (the "Interim Audit Report") including a consolidated balance sheet of Hubbard and its Subsidiaries as of January 31, 1997, and consolidated statements of earnings and cash flows for the eight months then ended, prepared in accordance with generally accepted accounting principles, consistent with Hubbard's past practices in preparing the financial statements contained in the Annual Reports. Buyer has executed such engagement letter as an additional party and has agreed to pay the fees of KPMG Peat Marwick LLP for such Interim Audit Report. Hubbard shall instruct KPMG Peat Marwick to deliver a copy of such Interim Audit Report to Buyer promptly upon completion thereof.

            (b) Prior to Closing, Hubbard shall engage the Minneapolis, Minnesota office of KPMG Peat Marwick LLP to prepare an audit report including a consolidated balance sheet of Hubbard and its Subsidiaries as of the Closing Date, prepared in accordance with generally accepted accounting principles, consistent with Hubbard's past practices in preparing the financial statements contained in the Annual Reports. Hubbard acknowledges that the San Francisco, California office of KPMG Peat Marwick LLP provides certain accounting services to Buyer and that a certified public accountant from such office will participate in the preparation of the audit report required by this Section 4.08(b) at the expense of, and on behalf of Buyer. Hubbard shall instruct KPMG Peat Marwick LLP to deliver a copy of such audit report to the Shareholder Representative (as defined in Section 8.01), Buyer and the Disbursing Agent not more than ninety (90) days after the Closing Date. Such audit report shall reflect all transactions through the close of business on the Closing Date; provided, however, that any extraordinary transactions not in the ordinary course of business following the Effective Time shall not be taken into account in preparing the audit report.

            4.09 Employee Savings Plan Payments. Prior to Closing, Hubbard shall
(i) give written notice to each participant in the Hubbard Employee Savings Plan that Hubbard elects to repay to each participant ten (10) days thereafter all outstanding amounts theretofore remitted by such participant to Hubbard pursuant to such plan, together with accrued interest thereon, and (ii) make such payments by cashier's check to the participants in such plan, thereby discharging prior to Closing all liabilities of Hubbard under the Employee Savings Plan.

            4.10 Landlord Estoppels. Hubbard will request estoppel certificates (in such form as Hubbard and Buyer shall mutually agree, both acting reasonably) for delivery on or prior to the Closing Date from the lessors of the facilities identified in the Disclosure Schedule as principal leased facilities under the caption "Leasehold Property--Hubbard Milling Company as Tenant". The receipt of such estoppel certificates shall not be a condition to Buyer's obligations under this Agreement.

            4.11 Monthly Financial Statements. Hubbard shall deliver to Buyer, promptly upon the completion thereof, a copy of the unaudited monthly financial statements of Hubbard prepared in the ordinary course of business for each month ending after the date hereof and not less than twenty (20) days prior to the Closing Date.

            4.12 Payments to Eliminate or Limit Certain Title Exceptions. Hubbard agrees to pay up to an aggregate maximum of $100,000 of costs and expenses reasonably incurred by Buyer to eliminate or appropriately limit the adverse effect of those special exceptions, if any, on Schedule B of the title insurance commitments which would permit Buyer not to close the transactions contemplated by this Agreement pursuant to Section 5.01(k) and which Buyer notifies Hubbard prior to Closing qualify, in the opinion of Buyer, as such special exceptions. Any such costs and expenses up to such aggregate maximum of $100,000 which has not been paid by Hubbard prior to Closing (the "Indemnified Title Costs and Expenses") are included within the matters for which Buyer is indemnified by the Shareholders under Section 9.02(a). Payment of the foregoing costs and expenses shall be limited to those included in reasonably detailed invoices therefor submitted by Buyer to Hubbard, if prior to Closing, or to the Shareholder Representative (as defined in Section 8.01) and the Disbursing Agent, if submitted after Closing and within eighteen (18) months of the Closing. Except with respect to any unpaid invoices theretofore submitted to the Shareholder Representative, the payment and reimbursement obligation under this
Section 4.12 shall terminate eighteen (18) months after the Closing.

            4.13 Confidentiality. Buyer will maintain in confidence and not disclose to others prior to Closing any financial, customer or other confidential information regarding Hubbard except for (i) disclosures required by law or legal process, (ii) disclosures reasonably required in connection with the financing for the transactions contemplated by this Agreement, including without limitation disclosures to prospective lenders and institutional investors, and (iii) subject to obtaining confidentiality agreements in form and substance reasonably satisfactory to Hubbard, disclosure to prospective purchasers of Hubbard properties.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

            5.01 Conditions to the Obligations of Buyer and Buyer Subsidiary. The obligations of Buyer and Buyer Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which (except for the conditions set forth in Section 5.01(b) and (c)) may be waived by Buyer and Buyer Subsidiary:

            (a) The representations and warranties of Hubbard contained in
Section 3.01 shall be true and correct in all material respects with the same effect as if such representations and warranties had been made on the Closing Date; Hubbard shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date; and Buyer and Buyer Subsidiary shall have received a certificate signed by an executive officer of Hubbard to the effects set forth in this Section 5.01(a) and in
Section 5.01(f).

            (b) The amendment to the Articles of Incorporation of Hubbard set forth in Exhibit D shall have been adopted at the meeting of the shareholders of Hubbard referred to in Section 4.02 by the vote required by the MBCA and Hubbard's Articles of Incorporation, and a Certificate of Amendment to the Articles of Incorporation of Hubbard containing such amendment shall have been duly executed, filed with the Minnesota Secretary of State and effective prior to the vote of the shareholders of Hubbard at such meeting on the Plan of Merger.

            (c) The Plan of Merger shall have been approved at the meeting of shareholders of Hubbard referred to in Section 4.02 by the vote required by the MBCA and Hubbard's Articles of Incorporation and arrangements reasonably satisfactory to Buyer and Buyer Subsidiary shall have been made for Articles of Merger to be filed with the Minnesota Secretary of State on the Closing Date immediately following the Closing.

            (d) All other corporate action on the part of Hubbard necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which Hubbard is or is to be a party or the transactions contemplated hereby or thereby shall have been duly and validly taken.

            (e) There shall not be pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree (except those in which Buyer or Buyer Subsidiary is a plaintiff directly or derivatively) which, in the reasonable judgment of Buyer could, if issued, restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in damages to Buyer, Buyer Subsidiary or Hubbard, as the surviving corporation of the Merger, if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided.

            (f) Since December 31, 1996, there shall not have been any material damage, destruction or loss, whether covered by insurance or not, or other change materially and adversely affecting the business, operations, properties or financial condition of Hubbard and its Subsidiaries.

            (g) Buyer shall have received from Faegre & Benson LLP, counsel to Hubbard, an opinion, dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, as to the matters set forth in Exhibit
D. In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of Hubbard.

            (h) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

            (i) Buyer and the Armour Shareholders shall have executed and delivered the Armour Stock Purchase Agreement and such agreement shall not have been terminated; all conditions precedent set forth in the Armour Stock Purchase Agreement to the purchase and sale of the Armour Capital Stock thereunder shall have been satisfied or waived; and the purchase and sale of the Armour Capital Stock under the Armour Stock Purchase Agreement shall have been consummated immediately prior to the Closing hereunder.

            (j) On the Closing Date, Hubbard will have delivered to Buyer the following:

                  (i) A good standing certificate for each of Hubbard and the
            Active Subsidiaries from its state of organization and from each other state it is qualified to do business as a foreign corporation, dated not earlier than 15 days prior to the Closing Date;

                  (ii) Certified copies of the resolutions duly adopted by
            Hubbard's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby;

                  (iii) Certified resolutions duly adopted by the Hubbard
            shareholders entitled to vote thereon approving the Agenda Items;

                  (iv) The written resignations of the directors of Hubbard and the written resignations of such officers of Hubbard and the Active Subsidiaries as Buyer may request;

                  (v) The minute books, stock records and stock ledgers of
            Hubbard and the Active Subsidiaries; and

                  (vi) Such other documents and instruments as Buyer may
            reasonably request in connection with the transactions contemplated hereby.

            (k) Buyer, at its expense, shall obtain at the Closing owner title insurance policies for each Fee Property and shall obtain on or before the Closing such surveys of each Fee Property as it desires. It shall be a condition to Buyer's obligation to close that the title insurance policies do not contain as special exceptions under Schedule B easements, restrictions, mortgages, pledges, liens, encumbrances, security interests or any other title exceptions which do not constitute Permitted Exceptions under clauses (A) or (B) of Section 3.01(i)(ii), unless such special exceptions (i) are disclosed on the surveys listed in the Disclosure Schedule except to the extent listed in the Disclosure Schedule under the caption "Survey Matters As To Which Buyer Has Not Yet Made A Determination", (ii) are matters contained in any title insurance commitment listed in the Disclosure Schedule, provided that (x) Buyer has received as of the date hereof copies of any instruments identified in such title commitment as constituting such special exception (it being acknowledged that Buyer has not received copies of those documents listed in the Disclosure Schedule under the caption "Missing Documents") and (y) such matter does not require a survey (other than the surveys in (i) above) to determine the effect thereof on the Fee Property in question, or (iii) are matters listed in the Disclosure Schedule under the caption "Title Exceptions As To Which Buyer Has Not Made a Determination", but only if the same do not materially interfere with the present use of the properties subject thereto. Buyer shall be obligated to close notwithstanding any such matter if the title insurance company is willing to insure over the exception or exceptions in question or against the effects thereof on a basis generally consistent with accepted practice for such matters.

            (l) Hubbard agrees to provide such affidavits, certificates and other instruments as the title insurance company may reasonably require at the Closing (i) for deletion of the standard exceptions on Schedule B of the title policies to be obtained by Buyer, (ii) for affirmative insurance with respect to, or to delete, special exceptions based on facts known to Hubbard, and (iii) for limitation of the knowledge of the insured under said policies to the knowledge of Buyer without imputation of the knowledge of Hubbard immediately prior to Closing (i.e. to obtain the equivalent of a non-imputation endorsement in a merger transaction), all of which instruments shall be for the sole benefit of the title company, shall contain such disclaimers, exculpation and other provisions as Hubbard's legal counsel shall reasonably determine are necessary of appropriate to assure that no person or entity, including the person executing the instrument in question, any Armour Shareholder or Hubbard, shall have any liability by reason of such instrument (but without affecting the title insurer's rights of subrogation to Buyer's rights under this Agreement), and shall otherwise be in form and substance reasonably satisfactory to Hubbard's legal counsel. In addition, Hubbard will
(i) provide copies of tax bills, tax receipts and other documentary evidence in the possession of Hubbard, and (ii) request such confirmations and other informational statements and the like from third parties, in each case as from time to time reasonably requested by Buyer in connection with the title policies to be obtained by Buyer.

            (m) Hubbard shall have prepared and delivered to Buyer the environmental reports described on Exhibit E hereto.

            (n) The number of shares of Hubbard Capital Stock in respect of which a proper demand for payment of fair value pursuant to Section 302A.473 of the MBCA shall have been made shall not exceed 5% of the outstanding shares of Hubbard Capital Stock.

            (o) The Disbursing Agreement shall have been executed and delivered by the parties thereto other than Buyer.

            5.02 Conditions to the Obligations of Hubbard. The obligations of Hubbard to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which (except for the conditions set forth in Sections 5.02(b) and (c)) may be waived by
Hubbard:

            (a) The representations and warranties of Buyer and Buyer Subsidiary contained in Section 3.02 of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if such representations and warranties had been made on the Closing Date; Buyer and Buyer Subsidiary each shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by them on or prior to the Closing Date; and Hubbard shall have received a certificate signed by an executive officer of Buyer to the effects set forth in this Section 5.02(a).

            (b) The amendment to the Articles of Incorporation of Hubbard set forth in Exhibit D shall have been adopted at the meeting of the shareholders of Hubbard referred to in Section 4.02 by the vote required by the MBCA and Hubbard's Articles of Incorporation, and a Certificate of Amendment to the Articles of Incorporation of Hubbard containing such amendment shall have been duly executed, filed with the Minnesota Secretary of State and effective prior to the vote of the shareholders of Hubbard at such meeting on the Plan of Merger.

            (c) The Plan of Merger shall have been approved at the meeting of shareholders of Hubbard referred to in Section 4.02 by the vote required by the MBCA and

Hubbard's Articles of Incorporation and arrangements reasonably satisfactory to Hubbard shall have been made for Articles of Merger to be filed with the Minnesota Secretary of State on the Closing Date immediately following the Closing.

            (d) All corporate action on the part of Buyer, and Buyer Subsidiary necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which Buyer or Buyer Subsidiary is or is to be a party or the transactions contemplated hereby or thereby shall have been duly and validly taken.

            (e) There shall not be pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree (except those in which Armour, its shareholders or Hubbard is a plaintiff directly or derivatively) which, in the reasonable judgment of Hubbard, would, if issued, restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in damages to Hubbard if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided.

            (f) Hubbard shall have received from Richards & O'Neil, LLP, counsel to Buyer and Buyer Subsidiary, an opinion, dated the Closing Date and reasonably satisfactory in form and substance to Hubbard and its counsel as to the matters set forth in Exhibit F. In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of Buyer or Buyer Subsidiary.

            (g) All applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

            (h) Buyer and the Armour Shareholders shall have executed and delivered the Armour Stock Purchase Agreement and such agreement shall not have been terminated; all conditions precedent set forth in the Armour Stock Purchase Agreement to the purchase and sale of the Armour Capital Stock thereunder shall have been satisfied or waived; and the purchase and sale of the Armour Capital Stock under the Armour Stock Purchase Agreement shall have been consummated immediately prior to the Closing hereunder.

            (i) On the Closing Date, Buyer will have delivered to Hubbard the following:

                  (A) A good standing certificate for each of Buyer and Buyer
            Subsidiary from its state of organization, dated not earlier than 15 days prior to the Closing Date;

                  (B) Certified copies of the resolutions duly adopted by the board of directors of each of Buyer and Buyer Subsidiary authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby; and

                  (C) Such other documents and instruments as Buyer may
            reasonably request in connection with the transactions contemplated hereby.

            (j) The Disbursing Agreement shall have been executed and delivered by the parties thereto other than Hubbard.

                                   ARTICLE VI

               CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

            6.01 Post-Closing Operations. Buyer agrees following the Effective Time to conduct business operations at Hubbard's executive office building in Mankato, Minnesota for at least six (6) months after the Closing Date.

            6.02 Employee Benefit Plans.

            (a) For a period of one year following the Closing Date: (i) Buyer will not cause Hubbard to materially amend or modify any existing Employee Benefit Plans (including vacation and holiday plans) or terminate any such plan,
(ii) Buyer will not cause Hubbard to merge any such plan other than with another like plan of Hubbard, and (iii) Buyer will not cause Hubbard to extend coverage under any Employee Pension Benefit Plan to the employees of any plant or business operation not operated by Hubbard as of the date hereof; provided that nothing contained herein shall prevent Buyer at any time following the Closing Date from causing the spinoff or transfer of certain assets and liabilities of any Employee Pension Benefit Plan to a like plan of a purchaser of a plant or business operated by Hubbard with respect to the present and/or former employees of such plant or business; and further provided that nothing contained herein shall require Buyer to cause Hubbard to continue the Hubbard Milling Company Deferred Compensation Plan except to the extent necessary to make the payments required by Section 2.03. Nothing herein contained shall prohibit Buyer from amending, modifying or terminating any existing Employee Benefit Plan following the first anniversary of the Closing Date.

            (b) In the event that Buyer shall cause Hubbard to terminate an Employee Pension Benefit Plan after the one year period described in Section 6.02(a) at a time when the assets of such plan exceed the termination liabilities thereunder, Buyer agrees that it shall not cause such excess assets to revert to Buyer, Hubbard or any affiliate of either of them.

            6.03 Director and Officer Exculpation and Indemnification. Neither Buyer nor Buyer Subsidiary will take, or cause or permit Hubbard to take, any action to alter or impair any exculpation or indemnification now existing in the Articles of Incorporation or By-Laws of Hubbard for the benefit of any individual who served as a director or officer of Hubbard at any time prior to the Effective Time; provided that indemnification owing from any Shareholder under Section 9.02(a) of this Agreement or Section 8.02(a) of the Armour Stock Purchase Agreement who is an officer or director of Hubbard shall not be deemed for any purpose to be a claim covered by indemnification owing to such Shareholder by Hubbard under any law, by-law or agreement whatsoever.

            6.04 Filing of Tax Returns.

            (a) Returns for Periods Prior to Closing. Required Tax Returns (and all information required for inclusion in any consolidated or combined return) which are due after Closing Date with respect to Taxes for Hubbard and its Subsidiaries for the taxable periods of such companies ending on or before the Closing will be prepared by Buyer and timely filed, including extensions. The returns prepared and filed or to be prepared and filed by or for Hubbard and its Subsidiaries are or will be true and correct, and will be prepared on a basis upon which is consistent with the basis upon which similar Tax Returns for prior periods have been prepared and filed, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

            (b) Returns for Periods which Overlap Closing. Required Tax Returns with respect to Taxes for Hubbard and its Subsidiaries for taxable periods beginning before and ending after the Closing Date will be prepared by Buyer and timely filed, including extensions. Such returns will be true and correct, and will be prepared on a basis consistent with the basis upon which similar returns for prior periods have been prepared. For purposes of determining such Taxes attributable to Hubbard and its Subsidiaries through the Closing Date, it shall be assumed that their taxable year will have ended at the close of business on the Closing Date.

            (c) Penalties and Interest. Any penalties and interest attributable to any Tax Return prepared by Buyer, for any period ending on or before the Closing Date, or including the Closing Date, shall be borne and paid by Buyer, unless such returns are prepared on a basis consistent with the basis upon which similar returns for prior periods have been prepared, in which case penalties and interest will be proportionate to the Taxes allocated hereunder.

            6.05 Insurance Coverage. Buyer agrees from and after the Closing to file all necessary claims under, and to exercise reasonable efforts to collect the proceeds of any insurance maintained by Hubbard, Buyer or Buyer Subsidiary, including without limitation the title insurance policies obtained by Buyer pursuant to Section 5.01(k), with respect to any Damages (as defined in Section 9.02(a)) within the scope of the indemnification provisions of Section 9.02(a).

                                   ARTICLE VII

                          TERMINATION AND ABANDONMENT

            7.01 Generally. This Agreement may be terminated and abandoned at any time prior to the purchase of the Armour Capital Stock from the Armour Shareholders pursuant to Article I hereof, whether before or after approval of the Plan of Merger by the shareholders of Hubbard:

            (a) by mutual consent of the Boards of Directors of Buyer, Buyer Subsidiary and Hubbard;

            (b) by Buyer, Buyer Subsidiary or Hubbard if the transactions contemplated hereby shall not have been consummated on or before June 30, 1997 (which date may be extended by mutual agreement of the Boards of Directors of Buyer, Buyer Subsidiary and Hubbard), provided that such failure is not due solely to the failure of the party seeking to terminate this Agreement to comply with its obligations under this Agreement;

            (c) by Buyer or Buyer Subsidiary if any of the conditions set forth in Section 5.01 shall become impossible to fulfill other than for reasons within the control of Buyer or Buyer Subsidiary, and such conditions shall not have been waived pursuant to Section 9.05;

            (d) by Hubbard if any of the conditions set forth in Section 5.02 shall become impossible to fulfill other than for reasons within the control of the party seeking to terminate this Agreement, and such conditions shall not have been waived pursuant to Section 9.05;

            (e) by Buyer or Buyer Subsidiary, if the Board of Directors of Hubbard fails to call or hold a special meeting as soon as reasonably practicable or to conduct the vote on the Agenda Items at the special meeting or any adjournment thereof, or if the Board of Directors of Hubbard fails to recommend the Merger to shareholders of Hubbard, withdraws or qualifies such recommendation once given or takes any position or action that is inconsistent with such recommendation, whether or not as a result of the Board's exercise of its fiduciary duties, in which event, if there has been no material breach by Buyer or Buyer

Subsidiary of any of their respective representations, warranties, covenants or agreements contained in this Agreement, (i) Hubbard shall promptly reimburse Buyer and Buyer Subsidiary upon written request for all fees and out-of-pocket expenses reasonably incurred by them in connection with the transactions contemplated by this Agreement, and (ii) if there shall occur within one year of the date of termination a merger, consolidation or acquisition of all or a material portion of the stock or assets, including the Feed Division or the Pet Food Division, of Hubbard, or a recapitalization or restructuring of Hubbard which results in the effective sale of the principal business and operations of Hubbard by the current shareholders, then, and in any such event, Hubbard shall pay to Buyer within ten (10) days of Buyer's written request upon consummation of such transaction a fee equal to Three Million Nine Hundred Thousand Dollars ($3,900,000);

            (f) by Buyer if Buyer shall have failed to receive the proceeds of the bridge financing under the Chase Bridge Financing Commitment or the proceeds of senior debt financing under the CSFB Senior Debt Financing Commitment, as the case may be, as a result, in the case of the Chase Bridge Financing Commitment, of any of the circumstances described in clauses (i) through (v) of the first full paragraph on page 4 thereof, or as a result, in the case of the CSFB Senior Debt Financing Commitment, of any of the circumstances described in the first full paragraph of page 2 thereof; provided, however, that if Hubbard is not in material default of any of its representations, warranties, covenants or agreements contained in this Agreement and Buyer terminates this Agreement pursuant to this clause (f), Buyer shall promptly reimburse Hubbard upon written request for all fees and out-of-pocket expenses reasonably incurred by Hubbard in connection with the auction conducted pursuant to the Credit Suisse First Boston engagement letter dated September 29, 1996 (excluding any success fee payable thereunder) and the preparation, negotiation, execution and delivery of this Agreement; and

            (g) in the event Buyer receives notice under Section 4.07 of a supplement or amendment to the Disclosure Schedule which has disclosed, or which together with any prior supplements or amendments pursuant to such Section discloses, any change or effect which has had or could reasonably be expected to have material adverse effect on Hubbard, then Buyer and Hubbard shall, for a period of five (5) business days after the receipt by Buyer of any supplement or amendment, negotiate in good faith as to adjustments, if any, to the terms of this Agreement, and if Buyer and Hubbard do not agree to any such adjustments, Buyer may, prior to the tenth business day after its receipt of the applicable supplement or amendment, terminate this Agreement, in which event Hubbard shall reimburse Buyer for all fees and out-of-pocket expenses reasonably incurred prior to such termination date in connection with the transactions contemplated by this Agreement.

            7.02 Procedure and Effect of Termination and Abandonment. In the event of termination of this Agreement by one or more of Hubbard, Buyer, or Buyer Subsidiary pursuant to Section 7.01, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. If this Agreement is terminated pursuant to Section 7.01, then except as otherwise expressly therein provided no party hereto shall have any liability or further obligation to any other party to this Agreement except to the extent the termination is a direct result of a willful and material breach by a party to this Agreement of any material representation, warranty or covenant contained in this Agreement.

                                  ARTICLE VIII

                           SHAREHOLDER REPRESENTATIVE

            8.01 Designation. Subject to the terms and conditions of this
Article VIII, Richard P. Confer is designated as the representative of the Shareholders ("the Shareholder Representative") by Hubbard on behalf of each of the shareholders (the "Shareholders") to serve, and the Buyer hereby acknowledges that the Shareholder Representative shall serve, as the sole representative of the Shareholders from and after the Effective Time with respect to the matters set forth in this Agreement, such service to be without compensation except for the reimbursement of out-of-pocket expenses and indemnification specifically provided herein. The Shareholder Representative has accepted such designation as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the Shareholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Shareholder shall otherwise exist against the Shareholder Representative.

            8.02 Authority. Each of the Shareholders, by voting in favor of this Agreement at the meeting of Shareholders referred to in Section 4.02 and/or by accepting any portion of the consideration to be paid pursuant to Section 1.03 will, effective as of the Effective Time, irrevocably appoint the Shareholder Representative as the agent, proxy and attorney-in-fact for such Shareholder for all purposes of this Agreement, including full power and authority on such Shareholder's behalf (i) to take all actions which the Shareholder Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to the payment of the Escrow Amount and any claims for indemnification pursuant to Section 9.02, including to sue, defend, negotiate, settle an compromise any such claims for indemnification made by or against, and other disputes with, the Buyer pursuant to this Agreement or any of the agreements or transactions contemplated hereby,
(ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to provide for all expenses incurred in connection with the administration of the foregoing to be paid by directing the Disbursing Agent to reimburse the Shareholder Representative for such expenses, (iv) to disburse to the Shareholders all indemnification payments received from the Buyer under
Section 9.02, (v) to accept and receive notices to the Shareholders pursuant to this Agreement, and (vi) to take all other actions and exercise all other rights which the

Shareholder Representative (in his sole discretion) considers necessary or appropriate in connection with this Agreement. Each of the Shareholders, by the adoption of this Agreement at the meeting of Shareholders referred to in Section 4.02, agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Shareholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Shareholder. All decisions and acts by the Shareholder Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

            8.03 Resignation. In the event that the Shareholder Representative shall die, become incapacitated, resign or otherwise fail to act on behalf of the Shareholders for any reason, the Shareholder Representative shall be Ogden
W. Confer or, in the event of a similar situation involving Ogden W. Confer, such other person as shall be selected by a majority of the persons serving as directors of Hubbard immediately prior to the Closing, and such substituted representative shall be deemed to be the Shareholder Representative for all purposes of this Agreement.

            8.04 Reliance by Third Parties on the Shareholder Representative's Authority. The Shareholder Representative is authorized to act on the Shareholders' behalf notwithstanding any dispute or disagreement among the Shareholders and the other parties hereto shall be entitled to rely on any and all action taken by the Shareholder Representative without any liability to, or obligation to inquire of, any of the Shareholders even if such party shall be aware of any actual or potential dispute or disagreement among the Shareholders. Each of the other parties hereto is expressly authorized to rely on the genuineness of the signature of the Shareholder Representative and, upon receipt of any writing which reasonably appears to have been signed by the Shareholder Representative, the other parties hereto may act upon the same without any further duty of inquiry as to the genuineness of the writing.

            8.05 Exculpation and Indemnification. Neither the Shareholder Representative nor any agent employed by him shall be liable to any Shareholder relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted fraud or were taken or not taken in bad faith. The Shareholder Representative shall be indemnified and held harmless by the Shareholders against all Damages (as defined in Section 9.02) paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholder Representative is made a party by reason of the fact that he was acting as the Shareholder Representative pursuant to this Agreement; provided, however, that the Shareholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted fraud or were taken or not taken in bad faith; and provided further, however, that the Shareholder Representative shall have recourse only against the unpaid Escrow Amount (fully subordinated in right of payment and otherwise to the Buyer's claims thereto, whether or not then existing or known), with respect to such Damages as provided in the next two sentences of this Section 8.05. Any amount owing to the Shareholder Representative from the Shareholders pursuant to this Section 8.05 shall be reduced on a pro rata basis from the next succeeding distribution(s) of the Escrow Amount by the Disbursing Agent to the Shareholders, and shall be payable solely from such source. The Shareholder Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith or any matter.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

            9.01 Limitations on Survival. Each of the representations and warranties made by the parties in Article III and in the certificates delivered pursuant to Sections 5.01(a) and 5.02(a) (and including the Disclosure Schedule insofar as the Disclosure Schedule relates to such representations and warranties) shall survive any examination made by or on behalf of any party hereto, the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement to and until eighteen (18) months after the Effective Time, whereupon such representations and warranties shall terminate, provided that no such termination shall occur with respect to any representation or warranty made in a manner involving fraud or criminal misrepresentation. Notwithstanding the foregoing, the representation and warranty contained in Section 3.01(i)(B) shall not survive Closing.

            9.02 Indemnification. Subject to the limitations set forth in this
Section 9.02 the parties hereto agree as follows:

            (a) Buyer, Buyer Subsidiary and their respective successors and assigns shall be indemnified by Hubbard and its successors and assigns if the Closing shall not occur, and by the Shareholders and their successors and assigns if the Closing shall occur, against any loss, claim, liability, cost or expense (including reasonable attorney's fees and expenses) or other damage of any kind or nature (collectively, "Damages") incurred by Buyer (or Hubbard following the Closing) which is caused by or arises out of (i) any breach of any representation or warranty of Hubbard contained in this Agreement or any related agreement or other document (the "Closing Documents") other than those breaches, if any, of which Buyer has actual knowledge at the time of Closing, (ii) the breach or other failure to perform any covenant, agreement or other obligation of Hubbard contained in this Agreement or any other Closing Document, (iii) any requirement of a local, state or federal administrative agency or court pursuant to any Environmental Law that Hubbard investigate or remediate

Hazardous Substances, other environmental condition or failure to comply with Environmental Law (or pay any fines or penalties in connection therewith) at any Current Property if such Hazardous Substances, other environmental condition or failure to comply with Environmental Law was identified in the Disclosure Schedule under the caption "Environmental Matters--Miscellaneous Matters" or in an environmental report prepared pursuant to Section 5.01(m) (collectively the "Indemnified Environmental Liabilities"), (iv) the litigation and claims identified in the Disclosure Schedule under the caption "Litigation" as litigation and claims for which limited indemnification is provided under this
Section 9.02 (the "Indemnified Litigation and Claims"), and (v) Indemnified Title Costs and Expenses as provided in Section 4.12; provided, however, that in connection with any claim for indemnification for Damages under this Section
9.02 (except in a case involving fraud or criminal misrepresentation), (A) Buyer shall have no recourse against Hubbard's officers, directors or agents other than in their capacities as Shareholders otherwise entitled to receive distributions from the Escrow Amount under the Disbursing Agreement, (B) after the Closing Buyer shall have recourse only against the unpaid Escrow Amount with respect to such Damages, (C) indemnification owing from any Shareholder who is or was an officer or director of Hubbard shall not be deemed for any purpose to be a claim covered by indemnification owing to such by Hubbard under any law, by-law or agreement whatsoever, (D) except as expressly provided in clauses (E) and (F) below, Buyer's rights to indemnification under this Section 9.02 and clauses (iii) and (iv) of Section 8.02(a) of the Armour Stock Purchase Agreement shall not arise until Damages, in the aggregate, exceed $750,000 whereupon indemnification shall arise with respect to the full amount of such Damages in excess of the $750,000 recoverable under this Section 9.02 and clauses (iii) and
(iv) of Section 8.02(a) of the Armour Stock Purchase Agreement, (E) in the case of indemnification for Indemnified Environmental Liabilities and Indemnified Litigation and Claims, the indemnification under this Agreement and the Armour Stock Purchase Agreement shall be limited to 50% of any Damages and shall not be subject to the $750,000 deductible set forth in clause (D) above, and (F) in the case of indemnification for Indemnified Title Costs and Expenses, the indemnification under this Agreement and the Armour Stock Purchase Agreement shall not be subject to the $750,000 deductible set forth in clause (D). Any amount owing to the Buyer or the Surviving Corporation from the Shareholders pursuant to this Section 9.02 shall be deducted from the distributions of the Escrow Amount to the Shareholders under the Disbursing Agreement. Notwithstanding the foregoing, Buyer shall not be indemnified for any Damages for which it receives proceeds under any insurance policy maintained by Hubbard, Buyer, or Buyer Subsidiary, including without limitation the title insurance policies obtained by Buyer pursuant to Section 5.01(k), and no Damages for which such proceeds are received shall be included in calculating the $750,000 threshold for indemnification set forth in this Section 9.02(a).

            (b) Hubbard and its successors and assigns, if the Closing shall not occur, or the Shareholders and their successors and assigns severally but solely through the Shareholder Representative, if the Closing shall occur, shall be indemnified by the Buyer against Damages incurred by them which are caused by or arise out of (i) any breach of any representation or warranty of Buyer contained in this Agreement or any of the other Closing Documents, other than those breaches, if any, of which Hubbard has actual knowledge at the time of Closing, and (ii) the breach or other failure to perform any covenant or agreement or other obligation of Buyer contained in this Agreement or any other Closing Document; provided, however, that after the Closing indemnification hereunder shall be limited in amount to each Shareholder to the amount of any merger consideration remaining unpaid and owing to such Shareholder.

            (c) Whenever any claim shall arise for indemnification hereunder,
(i) the party entitled to indemnification (or the Shareholder Representative in the case of indemnification owing to the Shareholders) (the "Indemnified Party") shall provide written notice to the party from whom such indemnification is owing (or the Shareholder Representative in the case of indemnification owing from the Shareholders) (the "Indemnifying Party") within a reasonable period of becoming aware of the right to indemnification and, as expeditiously as possible thereafter, of the facts constituting the basis for such claim and (ii) the Indemnifying Party and its agents shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim; provided that any failure of the Indemnified Party to so notify the Indemnifying Party within any such time period shall not waive the Indemnified Party's indemnification rights hereunder except to the extent that the Indemnifying Party has been damaged by such a failure.

            (d) If any legal proceedings are instituted or any claim or demand is asserted by any person in respect of which the Indemnified Party determines it may seek indemnification pursuant to the provisions of this Section 9.02, the Indemnified Party shall promptly after such determination cause written notice of the assertion of any such claim to be made to Indemnifying Party. The Indemnifying Party shall have the right, at its option and expense and upon written notice to the Indemnified Party, to defend against, negotiate and, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld) settle any such claim, and in such case, the Indemnified Party shall have the right to participate in such defense, negotiation or settlement at his own expense. The Indemnified Party and the Indemnifying Party agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Upon the payment of any claim for indemnity, the Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party against any third person. If the Indemnifying Party does not so elect to defend any such third party claim, legal proceeding or demand, the Indemnified Party may (but shall have no obligation to) defend any such third party claim, legal proceeding or demand in such manner as he may deem appropriate including, but not limited to, settling such claim, legal proceeding or demand, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom.

            (e) The parties desire that any indemnification claim against the Shareholders under Section 9.02(a) be coordinated with any indemnification claim against the Armour Shareholders under clauses (iii) through (vii) of Section 8.02(a) of the Armour Stock Purchase Agreement. Accordingly, notwithstanding anything to the contrary contained in this Agreement or the Armour Stock Purchase Agreement, Buyer and Hubbard agree that any claim asserted by Buyer under Section 9.02(a) of this Agreement shall also constitute a corresponding claim under clauses (iii) through (vii), as applicable, of Section 8.02(a) of the Armour Stock Purchase Agreement, and that any claim by Buyer under clauses
(iii) through (vii) of Section 8.02(a) of the Armour Stock Purchase Agreement shall also constitute a claim under Section 9.02(a) of this Agreement. The Disbursing Agreement shall provide for any Damages recoverable in respect of any such claims to be allocated between the Escrow Amount under this Agreement and the Armour Escrow Amount (as defined in the Armour Stock Purchase Agreement) under the Armour Stock Purchase Agreement.

            9.03 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time prior to the Closing with respect to any of the terms contained herein, except that after the meeting of shareholders contemplated by Section 4.02, the cash price per share to be paid pursuant to the Plan of Merger for Hubbard Capital Stock held by persons other than Armour shall in no event be decreased except as expressly authorized by
Section 7.01(f) without the approval of such shareholders.

            9.04 Alternative Dispute Resolution.

            (a) Hubbard and Buyer recognize that a bona fide dispute as to certain matters may from time to time arise after the Closing Date relating to rights or obligations under this Agreement. In such instance, the Shareholder Representative or Buyer, as the case may be, may by written notice to the other, have such dispute referred to the Shareholder Representative and the representative of Buyer designated below or his successor, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received. The designated representative of Buyer is James B. Ardrey. Any settlement reached by the Shareholder Representative and the representative of Buyer under this Section 9.04(a) shall not be binding until reduced to writing and signed by them. When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled. If the Shareholder Representative and the representative of Buyer are unable to resolve such dispute within such 30-day period, either may demand arbitration pursuant to
Section 9.04(b).

            (b) Except as provided below, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Chicago, Illinois, at a time and location designated by the arbitrator, but not exceeding ninety (90) days after a demand for arbitration has been made. Arbitration shall be conducted by the American Arbitration

Association in accordance with its Rules of Commercial Arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge experienced in business litigation or any attorney who has practiced business litigation for at least ten (10) years. Arbitration will be conducted pursuant to the provisions of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of, and may be decided by, the arbitrator. The arbitrator shall assess the costs and expenses of the arbitration against the parties in such proportion as may be fair and equitable. Nothing herein contained shall bar either party from seeking equitable remedies in a court of appropriate jurisdiction.

            9.05 Waiver of Compliance; Consents. Any failure of Buyer or Buyer Subsidiary, on the one hand, or Hubbard, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 5.01(b) and (c) and 5.02(b) and (c) of this Agreement) may be waived in writing by Hubbard or by Buyer and Buyer Subsidiary, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.05.

            9.06 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

            9.07 Press Releases and Public Announcements. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other parties; provided, however, that each of Hubbard and Buyer may make any public disclosure it believes in good faith is required by applicable law or, in the case of Buyer, the disclosure documents prepared in connection with the offering of its debt securities (in which case the disclosing party will advise the other parties to this Agreement prior to making the disclosure).

            9.08 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation the negotiation, execution and delivery of the Disbursing Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

            9.09 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) If to Buyer or Buyer Subsidiary, to or, in the case of
            Buyer Subsidiary, in care of:

                  Windy Hill Pet Food Co., Inc.
                  c/o Dartford Partnership
                  456 Montgomery Street
                  Suite 2200
                  San Francisco, California 94104

                  Attention: Ray Chung

                       with a copy to:

                  Richards & O'Neil LLP
                  885 Third Avenue
                  New York, New York 10022-4802

                  Attention: Ann F. Chamberlain

                  (b) If to Hubbard:

                  Hubbard Milling Company
                  P.O. Box 8500
                  424 North Riverfront Drive
                  Mankato, Minnesota 56002-8500

                  Attention: Richard P. Confer, President

                       with a copy to:

                  Faegre & Benson LLP
                  2200 Norwest Center
                  90 South Seventh Street
                  Minneapolis, MN 55402

                  Attention: Thomas G. Morgan

            9.10 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties any rights or remedies hereunder. Notwithstanding the foregoing, Buyer and Buyer Subsidiary may assign their respective rights to indemnification hereunder to a lender or lenders providing financing for the transactions contemplated hereby.

            9.11 Governing Law. The Agreement shall be governed by the laws of the State of Minnesota.

            9.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            9.13 Knowledge. All references in this Agreement to knowledge of a corporation shall be deemed to mean knowledge of one or more of its executive officers.

            9.14 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Any references in this Agreement to an article, section, paragraph, clause, exhibit or schedule shall be deemed to be a reference to the article, section, paragraph, clause, exhibit or schedule contained in this Agreement unless expressly stated otherwise.

            9.15 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

            9.16 Severability. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

            IN WITNESS WHEREOF, the parties hereto do execute and deliver this Agreement as of the date first above written.

                    HUBBARD MILLING COMPANY


                    By /s/ Richard P. Confer
                       ---------------------------------
                           Richard P. Confer
                           President


                    WINDY HILL PET FOOD CO., INC.


                    By /s/ Ray Chung
                       ---------------------------------
                           Ray Chung
                           Executive Vice President


                    WINDY HILL PET FOOD ACQUISITION CO.


                    By /s/ Ray Chung
                       ---------------------------------
                           Ray Chung
                           Executive Vice President

                                   EXHIBIT A

                        ARMOUR STOCK PURCHASE AGREEMENT


--------------------------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT


                                 by and between


                         WINDY HILL PET FOOD CO., INC.


                                      and


                                THE SHAREHOLDERS

                                       OF

                               ARMOUR CORPORATION


                          Dated as of April ____, 1997


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                          (Not Part of the Agreement)

                                                                            Page

ARTICLE I PURCHASE OF ARMOUR CAPITAL STOCK ..................................  1

         1.01 GENERALLY .....................................................  1
         1.02 ALLOCATION OF PURCHASE PRICE ..................................  2
         1.03 SEPARATE AND SEVERAL OBLIGATIONS ..............................  2

ARTICLE II CLOSING, PAYMENT FOR SHARES AND RELATED MATTERS ..................  2

         2.01 GENERALLY .....................................................  2
         2.02 PAYMENT FOR SHARES ............................................  2

ARTICLE III REPRESENTATIONS AND WARRANTIES ..................................  5

         3.01 REPRESENTATIONS AND WARRANTIES OF ARMOUR SHAREHOLDERS .........  5
         3.02 REPRESENTATIONS AND WARRANTIES OF BUYER .......................  8

ARTICLE IV CONDUCT AND TRANSACTIONS PRIOR TO CLOSING ........................  9

         4.01 LIABILITIES ...................................................  9
         4.02 DIVIDENDS .....................................................  9
         4.03 ARMOUR CLOSING DATE BALANCE SHEET .............................  9

ARTICLE V CONDITIONS PRECEDENT ..............................................  9

         5.01 CONDITIONS TO THE OBLIGATIONS OF BUYER ........................  9
         5.02 CONDITIONS TO THE OBLIGATIONS OF ARMOUR SHAREHOLDERS .......... 11

ARTICLE VI TERMINATION AND ABANDONMENT ...................................... 13

         6.01 GENERALLY ..................................................... 13
         6.02 PROCEDURE AND EFFECT OF TERMINATION AND ABANDONMENT ........... 14

ARTICLE VII ARMOUR SHAREHOLDER REPRESENTATIVE ............................... 14

         7.01 DESIGNATION ................................................... 14
         7.02 AUTHORITY ..................................................... 14
         7.03 RESIGNATION ................................................... 15
         7.04 RELIANCE BY THIRD PARTIES ON THE ARMOUR SHAREHOLDER
              REPRESENTATIVE'S AUTHORITY .................................... 15
         7.05 EXCULPATION AND INDEMNIFICATION ............................... 15

ARTICLE VIII MISCELLANEOUS PROVISIONS ....................................... 16

8.01 LIMITATIONS ON SURVIVAL ................................................ 16

         8.02 INDEMNIFICATION ............................................... 16
         8.03 AMENDMENT AND MODIFICATION .................................... 19
         8.04 ALTERNATIVE DISPUTE RESOLUTION ................................ 19
         8.05 INSURANCE COVERAGE ............................................ 20
         8.06 FILING OF TAX RETURNS ......................................... 20
         8.07 WAIVER OF COMPLIANCE; CONSENTS ................................ 20
         8.O8 EXPENSES ...................................................... 20
         8.09 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS ....................... 20
         8.10 ADDITIONAL AGREEMENTS ......................................... 21
         8.11 NOTICES ....................................................... 21
         8.12 ASSIGNMENT .................................................... 22
         8.13 GOVERNING LAW ................................................. 22
         8.14 COUNTERPARTS .................................................. 22
         8.15 HEADINGS; INTERNAL REFERENCES ................................. 22
         8.16 ENTIRE AGREEMENT .............................................. 22
         8.17 SEVBRABILITY .................................................. 23

EXHIBITS

         A   Ownership of Armour Capital Stock
         B   Form of Opinion of Counsel to Armour Shareholders
         C   Form of Opinion of Counsel to Buyer

            STOCK PURCHASE AGREEMENT ("Agreement") dated as of April _, 1997, by and between WINDY HILL PET FOOD CO., INC., a Delaware corporation ("Buyer"), and OGDEN W. CONFER, KAY C. LAMB, RICHARD P. CONFER, CAROL C. GREENWALD, Richard P. Confer and First Bank National Association as Trustees of the ELIZABETH ANNA CONFER TRUST NO.2, and Richard P. Confer and First Bank National Association as Trustees of the OGDEN P. CONFER FAMILY TRUST CREATED UNDER THE OGDEN P. CONFER TRUST AGREEMENT (collectively the "Armour Shareholders", and individually an "Armour Shareholder").

                                  WITNESSETH:

            WHEREAS, the Armour Shareholders own beneficially and of record all of the issued and outstanding shares of capital stock of Armour Corporation, a Delaware corporation ("Armour");

            WHEREAS, Buyer desires to purchase from the Armour Shareholders, and the Armour Shareholders desire to sell to Buyer, all of the issued and outstanding shares of capital stock of Armour;

            WHEREAS, Armour owns and holds beneficially and of record 800,000 shares of Class A Common Stock of Hubbard Milling Company, a Minnesota corporation ("Hubbard");

            WHEREAS, Hubbard, Buyer and Windy Hill Pet Food Acquisition Co. ("Buyer Subsidiary") have entered into a Merger Agreement dated as of March 21, 1997 (the "Merger Agreement") providing for Buyer Subsidiary to be merged with and into Hubbard; and

            WHEREAS, execution and delivery of this Agreement and consummation of the transactions contemplated hereby are conditions precedent to consummation of the transactions contemplated by the Merger Agreement.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                        PURCHASE OF ARMOUR CAPITAL STOCK

            1.01 Generally. Subject to the conditions precedent hereinafter contained, on the Closing Date (as defined in Section 2.01), Buyer shall purchase from each of the Armour Shareholders, and each of the Armour Shareholders shall sell to Buyer, the number and class of shares of issued and outstanding capital stock of Armour specified in Exhibit A (all such shares of issued and outstanding capital stock of Armour being hereinafter called the "Armour Capital Stock"). The aggregate purchase price (the "Purchase Price") for the Armour Capital Stock shall be an amount equal to 800,000 (i.e. number of shares of Hubbard Class A Common Stock held by Armour) multiplied by the Common Stock Merger Consideration Per Share (as defined in the Merger Agreement) plus (i) the amount of any cash of Armour on the Closing Date after giving effect to the payment of any dividends permitted by Section 4.02 as reflected on the Armour Closing Date Balance Sheet (as defined in Section 4.03), and less (ii) the amount of any accrued but unpaid tax liability of Armour on the Closing Date as reflected in the Armour Closing Date Balance Sheet.

            1.02 Allocation of Purchase Price. The Purchase Price shall be allocated to the 9% Cumulative Voting Preferred Stock of Armour (the "Armour Preferred Stock") in an amount equal to Ten Dollars ($10.00) per share, plus accrued but unpaid dividends thereon through the Closing Date, and the balance of such Purchase Price shall be allocated ratably to the shares of Common Stock of Armour (the "Armour Common Stock").

            1.03 Separate and Several Obligations. The obligations of the Armour Shareholders under this Article I shall be separate and several.

                                   ARTICLE II

                CLOSING, PAYMENT FOR SHARES AND RELATED MATTERS

            2.01 Generally. The closing (the "Closing") of the purchase and sale of Armour Capital Stock in accordance with Article I shall occur on the "Closing Date" specified in or otherwise determined in accordance with Section 2.01 of the Merger Agreement (the "Closing Date"). The Closing shall be held at the offices of Richards & O'Neil LLP, 885 Third Avenue, New York, New York or such other place as the Armour Shareholders and Buyer may mutually agree.

            2.02 Payment for Shares. (a) On the Closing Date, the Armour Shareholders shall cause the Armour Shareholder Representative (as defined in Section 7.01) to deliver to Buyer a written estimate of the Purchase Price, such estimate to be prepared upon consultation with Buyer (the "Estimated Purchase Price"), which shall be an amount equal to 800,000 (i.e. the number of shares of Hubbard Class A Common Stock held by Armour) multiplied by the estimate of the Common Stock Merger Consideration Per Share delivered by Hubbard to Buyer pursuant to Section 2.02(a) of the Merger Agreement, plus (i) the amount of any cash of Armour on the Closing Date after giving effect of the payment of any dividends permitted by Section 4.02 as reflected on the Armour Closing Date Balance Sheet, and less (ii) the amount of any accrued but unpaid tax liability of Armour on the Closing Date as reflected in the Armour Closing Date Balance Sheet. Such written estimate of the Purchase Price shall reflect the allocation between the Armour Preferred Stock and the Armour

Common Stock (the amount so allocated to the Armour Common Stock hereinafter called the "Estimated Armour Common Stock Purchase Price").

      (b) On the Closing Date, subject to the terms and conditions herein contained, upon surrendering the certificates evidencing the Armour Capital Stock, duly endorsed or accompanied by duly executed assignments separate from certificate, Buyer shall remit the Estimated Purchase Price to or for the benefit of the Armour Shareholders as follows:

      (i) Buyer shall pay by cashier's check to each holder of Armour Preferred Stock an amount equal to the number of shares of Armour Preferred Stock held by such holder as specified in Exhibit A multiplied by an amount equal to the sum of (A) Ten Dollars ($10.00) per share, plus (B) accrued but unpaid dividends thereon through the Closing Date, which payment shall be in full and final satisfaction of the portion of the Purchase Price allocable to the Armour Preferred Stock in accordance with Section 1.02;

      (ii) Buyer shall remit to the Disbursing Agent under the Disbursing Agreement (as such terms are defined in Section 2.02 of the Merger Agreement) in immediately available funds, and the Disbursing Agent shall hold in escrow pursuant to the escrow provisions of the Disbursing Agreement, an amount (the "Armour Escrow Amount) equal to Thirteen Million Dollars ($13,000,000) or, if the Escrow Amount (as defined in Section 2.02(a) of the Merger Agreement) is calculated based on Ten Million Dollars ($10,000,000) pursuant to Section 2.02(a) of the Merger Agreement, Ten Million Dollars ($10,000,000), in either case multiplied by a fraction, the numerator of which is 800,000 and the denominator of which is the aggregate number of shares of Hubbard Class A Common Stock and Hubbard Class B Common Stock issued and outstanding on the Closing Date (including the 800,000 shares of Hubbard Class A Common Stock held by Armour);

      (iii) Buyer shall remit to the Disbursing Agent under the Disbursing Agreement in immediately available funds an amount (the "Reserve Amount") equal to 5% of the Estimated Armour Common Stock Purchase Price, such amount to be held by the Disbursing Agent pending a final determination of the Common Stock Merger Consideration Per Share under the Merger Agreement and a final determination of the Purchase Price under this Agreement; and

      (iv) Buyer shall remit the balance of the Estimated Purchase Price remaining after the applications required by the foregoing clauses
            (i), (ii) and (iii) by cashier's check to the holders of the Armour Common Stock, pro rata based upon the number of shares of Armour Common Stock held by each such holder as reflected in Exhibit A, such application to constitute partial payment of the Purchase Price allocable to the Armour Common Stock.

      (c) If the Armour Escrow Amount shall have been calculated under Section 2.02(b)(ii) based upon Thirteen Million Dollars ($13,000,000) but pursuant to
Section 2.02(b) of the Merger Agreement the Escrow Amount under the Merger Agreement is thereafter recalculated based on Ten Million Dollars ($10,000,000), then the Armour Escrow Amount shall be recalculated based on Ten Million Dollars ($10,000,000), in which event the excess of the Armour Escrow Amount as originally calculated pursuant to Section 2.02(b)(ii) over the Armour Escrow Amount as recalculated pursuant to this Section 2.02(c) shall be released from escrow and held by the Disbursing Agent for distribution in accordance with
Section 2.02(e).

      (d) Upon delivery of the Closing Date Balance Sheet (as defined in Section
1.03 of the Merger Agreement) and final determination of the Common Stock Merger Consideration Per Share in accordance with the Merger Agreement, the Armour Shareholders shall cause the Armour Shareholder Representative to deliver to Buyer and the Disbursing Agent a final written calculation of the Purchase Price allocable to the Armour Common Stock (the "Armour Common Stock Purchase Price"). Within two (2) business days of delivery of such calculation to Buyer, Buyer shall remit or cause to be remitted in immediately available funds to the Disbursing Agent for application in accordance with the Disbursing Agreement an amount equal to the excess (if any) of (i) the Armour Common Stock Purchase Price over the Estimated Armour Common Stock Purchase Price. Alternatively, if the Estimated Armour Common Stock Purchase Price exceeds the Armour Stock Purchase Price, the Disbursing Agreement shall provide for the Disbursing Agent to remit the amount of such excess to Buyer within two (2) days of receipt of a written request from Buyer.

      (e) The Disbursing Agreement shall further provide that following the remittance to or by the Disbursing Agent in accordance with Section 2.02(d), the Disbursing Agent shall pay by cashier's check to the holders of Armour Common Stock an amount equal to the Reserve Amount plus or minus as the case may be, the amount of any payment by or to the Disbursing Agent pursuant to Section 2.02(d), plus (if applicable) any amount released from escrow pursuant to
Section 2.02(c). Such payment shall be allocated among the holders of Armour Stock pro rata based upon their ownership of Armour Common Stock as set forth in Exhibit A.

      (f) The Disbursing Agreement shall authorize the Disbursing Agent to invest as therein provided any amounts from time to time held by the Disbursing Agent under the Disbursing Agreement, and to apply as therein provided any net profit resulting from, or interest or income produced by, such investments.

      (g) The Disbursing Agreement shall provide that any remaining Armour Escrow Amount held by the Disbursing Agent under the Disbursing Agreement eighteen (18) months after the Closing Date (subject to the provisions of the Disbursing Agreement providing for the retention of the Armour Escrow Amount in respect of escrow claims then pending) shall be paid by cashier's check to the holders of Armour Common Stock, such amount to be allocated among the holders of Armour Common Stock pro rata based upon their ownership of Armour Common Stock as set forth in Exhibit A, in final settlement of the Armour Common Stock Purchase Price.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            3.01 Representations and Warranties of Armour Shareholders. Each Armour Shareholder (separately and severally) represents and warrants to Buyer, and its successors and assigns, as follows:

            (a) Organization and Good Standing. Armour is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own its assets and carry on its business as it is now being conducted.

            (b) Certificate of Incorporation and By-Laws. The copy of the certificate of incorporation and by-laws of Armour that has been delivered to Buyer is complete and correct as of the date of this Agreement, and the minute books of Armour that have been made available to Buyer are complete in all material respects and accurately reflect all material action taken prior to the date of this Agreement by the Board of Directors and the Armour Shareholders.

            (c) Capitalization. The authorized capital stock of Armour at the date hereof consists of 25,000 shares of 9% Cumulative Voting Preferred Stock, $10 par value, and 10,000 shares of Common Stock, $1 par value, all of which are currently issued and outstanding.

            (d) Ownership of Stock. Such Armour Shareholder owns and holds of record, free and clear of any lien, claim or encumbrance, the shares of Armour Capital Stock set forth adjacent to its name on Exhibit A, and such shares are validly issued, fully paid and nonassessable. There are no restrictions on such Armour Shareholder's ability to transfer such shares.

            (e) Power and Authority; Execution and Enforceability. Such Armour Shareholder has the legal right, power and authority to enter into this Agreement and has the legal right, power and authority to transfer, assign and deliver such Armour Shareholder's shares as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such shares, free and clear of all liens, claims, agreements and encumbrances of any kind whatsoever. This Agreement constitutes the legal, valid and binding obligation of such Armour Shareholder enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or in equity).

            (f) Assets. Armour is a holding company which holds as its sole assets 800,000 shares of Hubbard Class A Common Stock and cash from time to time maintained in its corporate accounts. Armour has good and marketable title to such shares of Hubbard free and clear of all liens, claims and encumbrances. Since its incorporation, Armour has not operated or otherwise engaged in any business activity other than (i) ownership of such shares of Hubbard Class A Common Stock and the exercise of voting rights in respect thereof; (ii) the payment of dividends, fees and disbursements of its counsel and independent accountants, income taxes, franchise taxes and other fees necessary to maintain in good standing its status as a corporation in the state of Delaware; and (iii) other immaterial, incidental and administrative matters directly related to the foregoing.

            (g) Liabilities; Litigation. Armour has no debts or other liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) accrued and unpaid fees and disbursements of its counsel and independent accountants, and (ii) accrued and unpaid taxes. All dividends required to be paid on Armour 9% Cumulative Voting Preferred Stock have been paid through December 31, 1996. No litigation, arbitration, administrative proceeding, or investigation of any kind is pending or, to the knowledge of such Armour Shareholder, threatened against Armour or any of its officers or directors in connection with the business or affairs of Armour. Armour is not currently, and has not been since 1990, subject to any judgment, consent decree, binding arbitration or regulatory order not generally applicable to similar businesses.

            (h) Tax Matters.

                  (i) Armour has timely filed all Federal, state, local and
            foreign tax returns ("Tax Returns") required to be filed by it with respect to income, withholding, social security, unemployment, franchise, property, excise and sales and use taxes (all such taxes, together with any interest or penalties payable in respect thereof, hereinafter collectively called "Taxes"), and has paid, reserved or accrued for all Taxes.

                  (ii) All Tax Returns filed by Armour for any taxable period were complete and accurate in all material respects. No Tax Returns filed by Armour have ever been audited and no claims for additional Taxes for any taxable period have ever been made by any taxing authority. Armour has not received a notice of deficiency or assessment of additional Taxes which notice or assessment remains unresolved. Armour has not extended the period for assessment or payment of any Tax, which period has not since expired.

                  (iii) Armour has not been a member of an affiliated group (as such term is defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) filing a consolidated federal income tax return for any tax year.

                  (iv) There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of Armour.

                  (v) Armour has not filed a consent under Code Section 341(f)
            concerning collapsible corporations.

                  (vi) Armour has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (vii) Armour is not a party to any Tax allocation or sharing agreement.

                  (viii) Armour is not a party to any agreement, contract,
            arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Sec. 2809, or any other payment of compensation which would be nondeductible under Code Sec. 162.

            (i) No Undisclosed Liabilities. There are no liabilities of Armour of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities provided for in the Armour Closing Date Balance Sheet (as defined below) or disclosed in the notes thereto.

            (j) No Brokers or Finders. Such Armour Shareholder has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

            (k) Full Disclosure. No representation or warranty contained in this Agreement, the Merger Agreement or any Disclosure Schedule hereto or thereto omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

            3.02 Representations and Warranties of Buyer. Buyer represents and warrants to each Armour Shareholder, and their respective successors and assigns, as follows:

            (a) Organization, Standing, Equity Ownership. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Buyer has made available to each Armour Shareholder a certified copy of the articles or certificate of incorporation and by-laws of Buyer. Such copy is complete and correct as of the date hereof.

            (b) Authorization and Execution. Buyer has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer have been duly and effectively authorized by all necessary corporate action of Buyer, and no further corporate action is necessary on the part of Buyer to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

            (c) No Conflicts. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of its articles or certificate of incorporation or by-laws, as currently in effect, of Buyer, or
(ii) except for the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), require any filing with, or any consent or approval of any governmental authority having jurisdiction over any of the business or assets of Buyer, or (iii) violate any statute, regulation, injunction, judgment or order to which Buyer is subject, or (iv) result in a breach of or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of Buyer under any material instrument, contract or agreement to which Buyer is a party or by which it is bound.

            (d) No Brokers or Finders. Buyer has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

            4.01 Liabilities. The Armour Shareholders shall cause Armour (i) to obtain from its counsel, Faegre & Benson LLP, and its accountants, Henry Scholten & Company, final statements for all services and disbursements to and including the Closing Date, and (ii) to pay the statements so obtained on or prior to the Closing Date. If Armour shall have any other liabilities, other than for payment of income taxes, outstanding on the Closing Date, the Armour Shareholders shall cause Armour to pay such other liabilities on the Closing Date.

            4.02 Dividends. The Armour Shareholders will not cause or permit Armour to declare or pay any dividends between the date hereof and the Closing Date which would impair the ability of Armour (i) to pay the liabilities required to be paid pursuant to Section 4.01, or (ii) to pay income taxes. Subject to the foregoing, Armour may declare and pay a final dividend equal to the cash remaining on the Closing Date after payment of the liabilities required to be paid pursuant to Section 4.01.

            4.03 Armour Closing Date Balance Sheet. The Armour Shareholders shall cause Armour's independent accountants to compile and deliver to the Armour Shareholders and to Buyer on the Closing Date a pro forma balance sheet reflecting the financial condition of Armour as of the Closing Date, after giving effect to payment of the liabilities required to be paid pursuant to
Section 4.01 and payment of dividends permitted to be paid pursuant to Section
4.02 (the "Armour Closing Date Balance Sheet"). The Armour Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles from the books and records of Armour (which are accurate and complete in all material respects) and shall fairly represent, in all material respects, the assets, liabilities and financial position of Armour as of the Closing Date.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

            5.01 Conditions to the Obligations of Buyer. The obligations of Buyer to purchase the Armour Capital Stock pursuant to Article I shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which (except for the conditions set forth in Section 5.01(b), (c) and (d)) may be waived by Buyer:

            (a) The representations and warranties of each Armour Shareholder contained in Section 3.01 shall be true and correct in all material respects with the same effect as if such representations and warranties had been made on the Closing Date; each Armour Shareholder shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by such Armour Shareholder on or prior to the Closing Date; and Buyer shall have received a certificate signed by each Armour Shareholder to the effects set forth in this Section 5.01(a) as it relates to such Armour Shareholder.

                  (b) The Merger Agreement shall not have been terminated; all conditions precedent set forth in the Merger Agreement to the merger of Buyer Subsidiary with and into Hubbard thereunder (the "Merger") shall have been satisfied or waived; and arrangements reasonably satisfactory to Buyer and Buyer Subsidiary shall have been made for the Merger to be consummated immediately after the Closing hereunder.

                  (c) The amendment ("Amendment") to the Articles of Incorporation of Hubbard contemplated under the Merger Agreement shall have been adopted at a Special Meeting of the Shareholders of Hubbard by the vote required by the Minnesota Business Corporation Act ("MBCA") and Hubbard's Articles of Incorporation, and a Certificate of Amendment to the Articles of Incorporation of Hubbard containing such amendment shall have been duly executed, filed with the Minnesota Secretary of State and effective prior to the vote of the shareholders of Hubbard at such meeting on the Plan of Merger (as defined in the Merger Agreement).

                  (d) The Plan of Merger shall have been approved at the Special Meeting of the Shareholders of Hubbard referred to in Section 5.01(c) by the vote required by the MBCA and Hubbard's Articles of Incorporation.

                  (e) There shall not be pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree (except those in which Buyer is a plaintiff directly or derivatively) which, in the reasonable judgment of Buyer could, if issued, restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in damages to Buyer, if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided.

                  (f) Buyer shall have received from Faegre & Benson LLP, counsel to the Armour Shareholders, an opinion, dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, as to the matters set forth in Exhibit B. In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of the Armour Shareholders.

                  (g) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

                  (h) On the Closing Date, the Armour Shareholders will have delivered to Buyer the following:

                        (i) A good standing certificate for Armour from the
                  state of Delaware, dated not earlier than 15 days prior to the Closing Date;

                        (ii) The written resignations of the officers and
                  directors of Armour;

                        (iii) The minute books, stock records and stock ledgers
                  of Armour; and

                        (iv) Such other documents and instruments as Buyer may
                  reasonably request in connection with the transactions contemplated hereby.

                  (i) The Disbursing Agreement shall have been executed and delivered by the parties thereto other than Buyer.

                  5.02 Conditions to the Obligations of Armour Shareholders. The obligation of each Armour Shareholder to sell its Armour Capital Stock shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which (except for the conditions set forth in Sections 5.02(b), (c) and (d)) may be waived by the Armour Shareholders:

                  (a) The representations and warranties of Buyer contained in
Section 3.02 of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if such representations and warranties had been made on the Closing Date; Buyer shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date; and the Armour Shareholders shall have each received a certificate signed by an executive officer of Buyer to the effects set forth in this Section 5.02(a).

                  (b) The Merger Agreement shall not have been terminated; all conditions precedent set forth in the Merger Agreement to the Merger shall have been satisfied or waived; and arrangements reasonably satisfactory to the Armour Shareholders shall have been made for the Merger to be consummated immediately after the Closing hereunder.

                  (c) The Amendment shall have been adopted at the Special Meeting of the Shareholders of Hubbard referred to in Section 5.01(c) by the vote required by the MBCA and Hubbard's Articles of Incorporation, and a Certificate of Amendment to the Articles of Incorporation of Hubbard containing such amendment shall have been duly executed, filed with the Minnesota Secretary of State and effective prior to the vote of the shareholders of Hubbard at such meeting on the Plan of Merger.

                  (d) The Plan of Merger shall have been approved at the Special Meeting of the Shareholders of Hubbard referred to in Section 5.01(c) by the vote required by the MBCA and Hubbard's Articles of Incorporation.

                  (e) All corporate action on the part of Buyer, necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which Buyer is or is to be a party or the transactions contemplated hereby or thereby shall have been duly and validly taken.

                  (f) There shall not be pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree (except those in which Armour or any Armour Shareholder is a plaintiff directly or derivatively) which, in the reasonable judgment of the Armour Shareholders, would, if issued, restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in damages to the Armour Shareholders if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided.

                  (g) The Armour Shareholders shall have received from Richards & O'Neil, LLP, counsel to Buyer, an opinion, dated the Closing Date and reasonably satisfactory in form and substance to the Armour Shareholders and their counsel, as to the matters set forth in Exhibit C. In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of Buyer.

                  (h) All applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

                  (i) On the Closing Date, Buyer will have delivered to the Armour Shareholders the following:

                        (i) A good standing certificate for Buyer from the state
                  of Delaware, dated not earlier than 15 days prior to the Closing Date;

                        (ii) Certified copies of the resolutions duly adopted by
                  the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby; and

                        (iii) Such other documents and instruments as the Armour
                  Shareholders may reasonably request in connection with the transactions contemplated hereby.

                  (j) The Disbursing Agreement shall have been executed and delivered by the parties thereto other than the Armour Shareholder Representative (as defined in Section 7.01).

                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

                  6.01 Generally. This Agreement may be terminated and abandoned at any time prior to Closing under the following circumstances:

                  (a) by mutual consent of the Board of Directors of Buyer and the Armour Shareholders;

                  (b) by Buyer or the Armour Shareholders if the transactions contemplated hereby shall not have been consummated on or before June 30, 1997 (which date may be extended by mutual agreement of the Board of Directors of Buyer and the Armour Shareholders), provided that such failure is not due solely to the failure of the party seeking to terminate this Agreement to comply with its obligations under this Agreement;

                  (c) by Buyer if any of the conditions set forth in Section
5.01 shall become impossible to fulfill other than for reasons within the control of Buyer, and such conditions shall not have been waived pursuant to
Section 8.07;

                  (d) by any Armour Shareholder if any of the conditions set forth in Section 5.02 shall become impossible to fulfill other than for reasons within the control of the Armour Shareholders, or any of them, and such conditions shall not have been waived pursuant to Section 8.07; or

                  (e) by Buyer if Buyer shall have failed to receive the proceeds of the bridge financing under the Chase Bridge Financing Commitment or the proceeds of the senior debt financing under the CSFB Senior Debt Financing Commitment (as such terms are defined in the Merger Agreement), as the case may be, as a result, in the case of the Chase Bridge Financing Commitment, of any of the circumstances described in clauses (i) through (v) of the first full paragraph on page 4 thereof, or as a result, in the case of the CSFB Senior Debt Financing Commitment, of any of the circumstances described in the first full paragraph of page 2 thereof.

                  6.02 Procedure and Effect of Termination and Abandonment. In the event of termination of this Agreement by one or more of Buyer or the Armour Shareholders pursuant to Section 6.01, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except to the extent the termination is a direct result of a willful and material breach by a party to this Agreement of any material representation, warranty or covenant contained in this Agreement.

                                   ARTICLE VII

                        ARMOUR SHAREHOLDER REPRESENTATIVE

                  7.01 Designation. Subject to the terms and conditions of this
Article VII, Richard P. Confer is designated as the representative of the Armour Shareholders (the "Armour Shareholder Representative") by the Armour Shareholders to serve, and the Buyer hereby acknowledges that the Armour Shareholder Representative shall serve, as the sole representative of the Armour Shareholders from and after the Closing Date with respect to the matters set forth in this Agreement, such service to be without compensation except for the reimbursement of out-of-pocket expenses and indemnification specifically provided herein. The Armour Shareholder Representative has accepted such designation as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the Armour Shareholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Armour Shareholder shall otherwise exist against the Armour Shareholder Representative.

                  7.02 Authority. Each Armour Shareholder, by executing this Agreement, irrevocably appoints the Armour Shareholder Representative as the agent, proxy and attorney-in-fact for such Armour Shareholder for all purposes of this Agreement, including full power and authority on such Armour Shareholder's behalf (i) to take all actions which the Armour Shareholder Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to the payment of the Armour Escrow Amount and any claims for indemnification pursuant to Section 8.02, including to sue, defend, negotiate, settle and compromise any such claims for indemnification made by or against, and other disputes with, the Buyer pursuant to this Agreement or any of the agreements or transactions contemplated hereby, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to provide for all expenses incurred in connection with the administration of the foregoing to be paid by directing the Disbursing Agent to reimburse the Armour Shareholder Representative for such expenses, (iv) to disburse to the Armour Shareholders all indemnification payments received from the Buyer under
Section 8.02, (v) to accept and receive notices to the Armour Shareholders pursuant to this Agreement, and (vi) to take all other actions and exercise all other rights which the Armour Shareholder Representative (in his sole discretion) considers necessary or appropriate in connection with this Agreement. Each of the Armour Shareholders agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Armour Shareholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Armour Shareholder. All decisions and acts by the Armour Shareholder Representative shall be binding upon all of the Armour Shareholders, and no Armour Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

                  7.03 Resignation. In the event that the Armour Shareholder Representative shall die, become incapacitated, resign or otherwise fail to act on behalf of the Armour Shareholders for any reason, the Armour Shareholder Representative shall be Ogden W. Confer or, in the event of a similar situation involving Ogden W. Confer, such other person as shall be selected by a majority of the persons serving as directors of Armour immediately prior to the Closing, and such substituted representative shall be deemed to be the Armour Shareholder Representative for all purposes of this Agreement. Notwithstanding anything to the contrary herein contained, the Armour Shareholder Representative shall at all times be the same person who serves as the Shareholder Representative (as defined in Section 8.01 of the Merger Agreement).

                  7.04 Reliance by Third Parties on the Armour Shareholder Representative's Authority. The Armour Shareholder Representative is authorized to act on the Armour Shareholders' behalf notwithstanding any dispute or disagreement among the Armour Shareholders and the other parties hereto shall be entitled to rely on any and all action taken by the Armour Shareholder Representative without any liability to, or obligation to inquire of, any of the Armour Shareholders even if such party shall be aware of any actual or potential dispute or disagreement among the Armour Shareholders. Each of the other parties hereto and the Disbursing Agent is expressly authorized to rely on the genuineness of the signature of the Armour Shareholder Representative and, upon receipt of any writing which reasonably appears to have been signed by the Armour Shareholder Representative, the other parties hereto and the Disbursing Agent may act upon the same without any further duty of inquiry as to the genuineness of the writing.

                  7.05 Exculpation and Indemnification. Neither the Armour Shareholder Representative nor any agent employed by him shall be liable to any Armour Shareholder relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Armour Shareholder Representative constituted fraud or were taken or not taken in bad faith. The Armour Shareholder Representative shall be indemnified and held harmless by the Armour Shareholders against all Damages (as defined in Section 8.02) paid or incurred in connection with any action, suit, proceeding or claim to which the Armour Shareholder Representative is made a party by reason of the fact that he was acting as the Armour Shareholder Representative pursuant to this Agreement; provided, however, that the Armour Shareholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Armour Shareholder Representative constituted fraud or were taken or not taken in bad faith; and provided further, however, that the Armour Shareholder Representative shall have recourse only against the unpaid Armour Escrow Amount (fully subordinated in right of payment and otherwise to the Buyer's claims thereto, whether or not then existing or known), with respect to such Damages as provided in the next two sentences of this Section 7.05. Any amount owing to the Armour Shareholder Representative from the Armour Shareholders pursuant to this Section 7.05 shall be reduced on a pro rata basis from the next succeeding distribution(s) of the Armour Escrow Amount by the Disbursing Agent to the holders of Armour Common Stock, and shall be payable solely from such source. The Armour Shareholder Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith or any matter.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

                  8.01 Limitations on Survival. Each of the representations and warranties made by the parties in Article III, in Section 4.03 and in the certificates delivered pursuant to Sections 5.01(a) and 5.02(a) shall survive any examination made by or on behalf of any party hereto, the execution and delivery of this Agreement, the Closing and the consummation of the transactions contemplated by this Agreement to and until three (3) years after the Closing Date, whereupon such representations and warranties shall terminate, provided that no such termination shall occur with respect to any representation or warranty made in a manner involving fraud or criminal misrepresentation.

                  8.02 Indemnification. Subject to the limitations set forth in this Section 8.02 the parties hereto agree as follows:

                  (a) Buyer and its successors and assigns shall be indemnified by the Armour Shareholders, jointly and severally (except as hereinafter expressly provided), and their successors and assigns against any loss, claim, liability, cost or expense (including reasonable attorney's fees and expenses) or other damage of any kind or nature (collectively, "Damages") incurred by Buyer which is caused by or arises out of (i) any breach of any representation or warranty of the Armour Shareholders contained in this Agreement or any related document executed and delivered by the Armour Shareholders (the "Armour Closing

Documents"), other than those breaches, if any, of which Buyer has actual knowledge at the time of Closing, provided, that the indemnification obligation of each Armour Shareholder with respect to the representations and warranties of such Armour Shareholder in Sections 3.01(d) and (e) shall be several and not joint and several, (ii) the breach or other failure to perform any covenant, agreement or other obligation of the Armour Shareholders contained in this Agreement or any other Armour Closing Documents, (iii) any breach of representation or warranty by Hubbard contained in the Merger Agreement or the Closing Documents (as defined in the Merger Agreement), other than those breaches, if any, of which Buyer has actual knowledge at the time of Closing,
(iv) the breach or other failure to perform any covenant, agreement or other obligation of Hubbard contained in the Merger Agreement or the Closing Documents, (v) the Indemnified Environmental Liabilities (as defined in Section 9.02(a) of the Merger Agreement), (vi) the Indemnified Litigation and Claims (as defined in Section 9.02(a) of the Merger Agreement), and (vii) the Indemnified Title Costs and Expenses (as defined in Section 4.12 of the Merger Agreement); provided, however, that in connection with any claim for indemnification for Damages under this Section 8.02 (except in a case involving fraud or criminal misrepresentation), (A) after the Closing Buyer shall have recourse only against the Armour Escrow Amount with respect to Damages under clauses (iii) through
(vii), inclusive, of this Section 8.02(a), (B) indemnification owing from any Armour Shareholder who is or was an officer or director of Armour shall not be deemed for any purpose to be a claim covered by indemnification owing to such Armour Shareholder by Armour under any law, by-law or agreement whatsoever, (C) Buyer's rights to indemnification under clause (iii) and (iv) of this Section
8.02 shall not arise until Damages, in the aggregate, under clauses (iii) and
(iv) of this Section 8.02(a) and clauses (i) and (ii) of Section 9.02(a) of the Merger Agreement exceed $750,000 whereupon indemnification shall arise with respect to the full amount of such Damages in excess of $750,000, and (D) in the case of indemnification for Indemnified Environmental Liabilities and Indemnified Litigation and Claims, the indemnification under this Agreement and the Merger Agreement shall be limited in the aggregate to 50% of any Damages. Any amount owing to Buyer from the Armour Shareholders pursuant to clause (iii) and (iv) of this Section 8.02(a) shall be deducted from the next distribution(s) of the Armour Escrow Amount as provided in the Disbursing Agreement. Notwithstanding the foregoing, Buyer shall not be indemnified for any Damages for which it receives proceeds under any insurance policy maintained by Hubbard, Buyer or Buyer Subsidiary, including without limitation the title insurance policies obtained by Buyer pursuant to Section 5.01(k) of the Merger Agreement, and no Damages for which such proceeds are received shall be included in calculating the $750,000 threshold for indemnification set forth in this Section 8.02(a).

                  (b) The Armour Shareholders and their successors and assigns severally but solely through the Armour Shareholder Representative shall be indemnified by the Buyer against Damages incurred by them which are caused by or arise out of (i) any breach of any representation or warranty of the Buyer contained in this Agreement, other than those breaches, if any, of which the Armour Shareholders have actual knowledge at the time of Closing and (ii) the breach or other failure to perform any covenant or agreement or other obligation of the Buyer contained in this Agreement; provided, however, that after the Closing indemnification hereunder shall be limited in amount to each Armour Shareholder to the portion of the Purchase Price remaining unpaid and owing to such Armour Shareholder.

                  (c) Whenever any claims shall arise for indemnification hereunder, (i) the party entitled to indemnification (or the Armour Shareholder Representative in the case of indemnification owing to the Armour Shareholders) (the "Indemnified Party") shall provide written notice to the party from whom such indemnification is owing (or the Armour Shareholder Representative in the case of indemnification owing from the Armour Shareholders) (the "Indemnifying Party") within a reasonable period of becoming aware of the right to indemnification and, as expeditiously as possible thereafter, of the facts constituting the basis for such claim and (ii) the Indemnifying Party and its representatives shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim, provided that any failure of the Indemnified Party to so notify the Indemnifying Party within any such time period shall not waive the Indemnified Party's indemnification rights hereunder except to the extent that the Indemnifying Party has been damaged by such a failure.

                  (d) If any legal proceedings are instituted or any claim or demand is asserted by any person in respect of which the Indemnified Party determines it may seek indemnification pursuant to the provisions of this
Section 8.02, the Indemnified Party shall promptly after such determination cause written notice of the assertion of any such claim to be made to the Indemnifying Party. The Indemnifying Party shall have the right, at its option and expense and upon written notice to the Indemnified Party, to defend against, negotiate and, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld) settle any such claim, and in such case, the Indemnified Party shall have the right to participate in such defense, negotiation or settlement at his own expense. The Indemnified Party and the Indemnifying Party agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Upon the payment of any claim for indemnity, the Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party against any third person. If the Indemnifying Party does not so elect to defend any such third party claim, legal proceeding or demand, the Indemnified Party may (but shall have no obligation to) defend any such third party claim, legal proceeding or demand in such manner as he may deem appropriate including, but not limited to, settling such claim, legal proceeding or demand, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom.

                  (e) The parties desire that any indemnification claim against the Armour Shareholders under clauses (iii) through (vii) of Section 8.02(a) be coordinated with any indemnification claim against the Shareholders under
Section 9.02(a) of the Merger

Agreement. Accordingly, notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, Buyer and the Armour Shareholders agree that any claim asserted by Buyer under clauses (iii) through (vii), as applicable, of Section 8.02(a) of this Agreement shall also constitute a corresponding claim under Section 9.02(a) of the Merger Agreement, and that any claim by Buyer under Section 9.02(a) of the Merger Agreement shall also constitute a corresponding claim under clauses (iii) through (vii) of Section 8.02(a) of this Agreement. The Disbursing Agreement shall provide for any Damages recoverable in respect of any such claims to be allocated between the Armour Escrow Amount under this Agreement and the Escrow Amount (as defined in the Merger Agreement) under the Merger Agreement.

                  8.03 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time prior to the Closing with respect to any of the terms contained herein.

                  8.04     Alternative Dispute Resolution.

                  (a) The Armour Shareholders and Buyer recognize that a bona fide dispute as to certain matters may from time to time arise after the Closing Date relating to rights or obligations under this Agreement. In such instance, the Armour Shareholder Representative or Buyer, as the case may be, may by written notice to the other, have such dispute referred to the Armour Shareholder Representative and the representative of Buyer designated below or his successor, for attempted resolution by good faith negotiation within thirty
(30) days after such notice is received. The designated representative of Buyer is James B. Ardrey. Any settlement reached by the Armour Shareholder Representative and the representative of Buyer under this Section 8.04(a) shall not be binding until reduced to writing and signed by them. When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled. If the Armour Shareholder Representative and the representative of Buyer are unable to resolve such dispute within such 30-day period, either may demand arbitration pursuant to Section 8.04(b).

                  (b) Except as provided below, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Chicago, Illinois, at a time and location designated by the arbitrator, but not exceeding ninety (90) days after a demand for arbitration has been made. Arbitration shall be conducted by the American Arbitration Association in accordance with its Rules of Commercial Arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge experienced in business litigation or any attorney who has practiced business litigation for at least ten (10) years. Arbitration will be conducted pursuant to the provisions of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of, and may be decided by, the arbitrator. The arbitrator shall assess the costs and expenses of the arbitration against the parties in such proportion as may be fair and equitable. Nothing herein contained shall bar either party from seeking equitable remedies in a court of appropriate jurisdiction.

                  8.05 Insurance Coverage. Buyer agrees from and after the Closing to file all necessary claims under, and to exercise reasonable efforts to collect the proceeds of any insurance maintained by Hubbard, Buyer or Buyer Subsidiary, including without limitation the title insurance policies obtained by Buyer pursuant to Section 5.01(k) of the Merger Agreement, with respect to any Damages within the scope of the indemnification provisions of Section 8.02(a).

                  8.06 Filing of Tax Returns. Buyer agrees to cause Armour to file all Tax Returns for any period including the Closing Date, or ending on or before the Closing Date, on a basis consistent with prior filings by Armour, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

                  8.07 Waiver of Compliance; Consents. Any failure of Buyer, on the one hand, or the Armour Shareholders, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 5.01(b), (c) and (d) and 5.02(b), (c) and (d) of this Agreement) may be waived in writing by the Armour Shareholders or by Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.07.

                  8.08 Expenses. All expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  8.09 Press Releases and Public Announcements. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other parties; provided, however, that each of the Armour Shareholders and Buyer may make any public disclosure such person believes in good faith to be required by applicable law or, in the case of Buyer, the disclosure documents prepared in connection with the offering of its debt securities (in which case the disclosing party will advise the other parties to this Agreement prior to making the disclosure).

                  8.10 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation the negotiation, execution and delivery of the Disbursing Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Buyer and each Armour Shareholder shall take all such necessary action.

                  8.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Buyer:

                           Windy Hill Pet Food Co., Inc.
                           c/o Dartford Partnership
                           456 Montgomery Street
                           Suite 2200
                           San Francisco, California 94104

                           Attention:    Ray Chung


                                    with a copy to:

                           Richards & O'Neil LLP
                           885 Third Avenue
                           New York, New York 10022-4802

                           Attention:    Ann F. Chamberlain

                           (b)      If to any Armour Shareholder, in care of:

                           Richard P. Confer
                           c/o Hubbard Milling Company
                           424 North Riverfront Drive
                           Mankato, Minnesota 56001

                                    with a copy to:

                           Faegre & Benson LLP
                           2200 Norwest Center
                           90 South Seventh Street
                           Minneapolis, MN 55402

                           Attention:    Thomas G. Morgan

                  8.12 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, Buyer may assign its rights to indemnification hereunder to a lender or lenders providing financing for the transaction contemplated hereby.

                  8.13 Governing Law. The Agreement shall be governed by the laws of the state of Minnesota.

                  8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.15 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Any references in this Agreement to an article, section, paragraph, clause, exhibit or schedule shall be deemed to be a reference to the article, section, paragraph, clause, exhibit or schedule contained in this Agreement unless expressly stated otherwise.

                  8.16 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  8.17 Severability. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

                  IN WITNESS WHEREOF, the parties hereto do execute and deliver this Agreement as of the date first above written.

BUYER:                                          WINDY HILL PET FOOD CO., INC

                                                By:
                                                    ----------------------------
                                                  Its:
                                                      --------------------------


ARMOUR SHAREHOLDERS:
                                                    ----------------------------
                                                      Ogden W. Confer


                                                    ----------------------------
                                                      Kay C. Lamb


                                                    ----------------------------
                                                      Richard P. Confer


                                                    ----------------------------
                                                      Carol C. Greenwald

                                                RICHARD P. CONFER AND FIRST BANK
                                                  NATIONAL ASSOCIATION AS
                                                  TRUSTEES OF THE ELIZABETH ANNA
                                                  CONFER TRUST NO. 2


                                                  ------------------------------
                                                          Richard P. Confer

                                                             - and -

                                                First Bank National Association,


                                                By:
                                                    ----------------------------
                                                            Vice President

                                                Trustees

                                                RICHARD P. CONFER AND FIRST BANK
                                                 NATIONAL ASSOCIATION AS
                                                 TRUSTEES OF THE OGDEN P. CONFER
                                                 FAMILY TRUST CREATED UNDER THE
                                                 OGDEN P. CONFER TRUST AGREEMENT

                                                    ----------------------------
                                                          Richard P. Confer

                                                             - and -

                                                First Bank National Association,


                                                By:
                                                    ----------------------------
                                                            Vice President

                                                Trustees

                                    EXHIBIT A

                        Ownership of Armour Capital Stock

9% Cumulative Voting Preferred Stock
      ($10 par value, 25,000 authorized shares)

            Shareholder           No. of Shares Owned    % of Outstanding Shares
            -----------           -------------------    -----------------------

Elizabeth Anna Confer Trust             25,000                    100%
  No. 2, created under
 agreement of Ogden P.
 Confer dated August 26,
   1982, as amended*


Common Stock
      ($1 par value, 10,000 authorized shares)

              Shareholder         No. of Shares Owned    % of Outstanding Shares
              -----------         -------------------    -----------------------

Ogden W. Confer                           2,425                   24.25%
Kay Confer Lamb                           2,425                   24.25%
Richard P. Confer                         2,425                   24.25%
Carol Confer Greenwald                    2,425                   24.25%

Ogden P. Confer Family Trust,               300                       3%
created under agreement dated            ------                   ------
August 26, 1982, as amended*

                  Total                  10,000                     100%

* Shares are held by Var & Company, acting as nominee.

                                    EXHIBIT B

                FORM OF OPINION OF COUNSEL TO ARMOUR SHAREHOLDERS

                  1. Armour is a corporation validly existing and in good standing under the laws of the state of Delaware.

                  2. The authorized capital stock of Armour at the date hereof consists of 25,000 shares of 9% Cumulative Voting Preferred Stock, $10 par value, and 10,000 shares of Common Stock, $1 par value, all of which are currently issued and outstanding and are owned of record, and to such counsel's knowledge, beneficially by the Armour Shareholders. All of such issued shares have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, there are no outstanding subscriptions, options, warrants, calls or other agreements or commitments by which Armour is bound in respect of the capital stock of Armour, whether issued or unissued. There are no outstanding securities convertible into or exchangeable for any such capital stock.

                  3. Each Armour Shareholder has the legal right, power and authority to enter into the Agreement and to consummate the transactions contemplated thereby. Upon execution by such Armour Shareholder, the Agreement shall constitute the legal, valid and binding obligation of such Armour Shareholder and shall be enforceable against such Armour Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                  4. Neither the execution, delivery or performance by the Armour Shareholders of the Agreement nor the consummation of any of the transactions provided for in the Agreement or contemplated thereby, (i) will violate the Articles of Incorporation or Bylaws or other organizational documents of any Armour Shareholder that is an entity, (ii) is prohibited by any federal, or state of Minnesota statute, law, ordinance, regulation or rule, or
(iii) to our knowledge, will violate any contractual obligations of any Armour Shareholder.

                  5. No approval, consent, order or authorization of, declaration by or filing with any federal or state of Minnesota regulatory, administrative or governmental body or other person is necessary on the party of any Armour Shareholder in connection with the execution, delivery or performance by such Armour Shareholder of the Agreement or the consummation of the transactions contemplated thereby except compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  6. To such counsel's knowledge, except as set forth in the Agreement, no litigation, arbitration, administrative proceeding, or investigation of any kind is pending or threatened against Armour.

                                    EXHIBIT C

                       FORM OF OPINION OF COUNSEL TO BUYER

                  1. Buyer is a corporation validly existing and in good standing under the laws of the state of Delaware.

                  2. Buyer has the requisite corporate power and corporate authority to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby. The Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                  3. Neither the execution, delivery or performance by Buyer of the Agreement nor the consummation of any of the transactions provided for in the Agreement or contemplated thereby, (i) will violate the Certificate of Incorporation or Bylaws of Buyer; or (ii) is prohibited by any federal, or state of New York statute, law, ordinance, regulation or rule.

                  4. No approval, consent, order or authorization of, declaration by or filing with any federal or state of New York regulatory, administrative or governmental body is necessary on the part of Buyer in connection with the execution, delivery or performance by Buyer of the Agreement or the consummation of the transactions contemplated thereby except compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  5. To such counsel's knowledge, no litigation, arbitration, administrative proceeding, or investigation of any kind is pending or threatened against Buyer in connection with this Agreement or the transactions contemplated thereby.

                                    EXHIBIT B

                                 PLAN OF MERGER

                                    Merger of

                       WINDY HILL PET FOOD ACQUISITION CO.

                                  with and into

                             HUBBARD MILLING COMPANY

         WHEREAS, Windy Hill Pet Food Acquisition Co., a Minnesota corporation ("Buyer Subsidiary"), and Hubbard Milling Company, a Minnesota corporation ("Hubbard" and, together with Buyer Subsidiary, the "Constituent Corporations"), have entered into that certain Merger Agreement (the "Merger Agreement") dated as of March 21, 1997, by and among Hubbard, Windy Hill Pet Food Co., Inc., a Delaware corporation, and Buyer Subsidiary; and

         WHEREAS, the Merger Agreement provides for the merger of Buyer Subsidiary with and into Hubbard pursuant to Section 302A.611 of the Minnesota Business Corporation Act ("MBCA") and in accordance with the terms of this Plan of Merger, with Hubbard being the surviving corporation of the merger;

         NOW, THEREFORE, BE IT RESOLVED that at the Effective Time (as defined below) and in accordance with this Plan of Merger and pursuant to Section 302A.611 of the MBCA, Buyer Subsidiary shall be merged with and into Hubbard on the terms and conditions contained in these resolutions, with Hubbard being the surviving corporation of such merger (the "Merger"), the name of which shall continue to be Hubbard Milling Company.

         FURTHER RESOLVED, that the Merger shall be effective (the "Effective Time") at 12:01 a.m. on the day immediately following the date of filing of the Articles of Merger with the Secretary of State of the State of Minnesota, all in the manner required by law.

         FURTHER RESOLVED, that each share of Common Stock of Buyer Subsidiary outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) share of Class A Voting Common Stock of Hubbard and each holder of a stock certificate representing shares of Common Stock of Buyer Subsidiary outstanding immediately prior to the Effective Time shall, upon surrender of such certificate, be entitled to receive a stock certificate representing the same number of shares of Class A Voting Common Stock of Hubbard and until so surrendered, each such stock certificate representing Common Stock of Buyer Subsidiary shall, by virtue of the Merger, be deemed for all purposes to evidence ownership of the same number of shares of Class A Voting Common Stock of Hubbard.

         FURTHER RESOLVED, that (i) each share (other than a "Dissenting Share" as defined below) of 5 % Preferred Stock, $50 par value, of Hubbard outstanding immediately prior to the Effective Time shall, by virtue of the Merger be converted into the right to receive in cash an amount equal to Fifty Dollars ($50.00) per share, plus accrued but unpaid dividends thereon through the Effective Time, (ii) each share (other than a Dissenting Share or a share owned by Armour Corporation, a Delaware corporation) of Class A Voting Common Stock of Hubbard, $.05 par value, and Class B Non-Voting Common Stock of Hubbard, $.05 par value, shall be converted into the right to receive in cash an amount equal to the Common Stock Merger Consideration Per Share (as defined in Section 1.03 of the Merger Agreement), and (iii) each Dissenting Share shall be converted into the right to receive in cash an amount equal to the fair value thereof determined in accordance with Section 302A.473 of the MBCA. "Dissenting Share" for purposes of this Plan of Merger means each share of capital stock of Hubbard owned by a shareholder who becomes entitled, pursuant to the provisions of
Section 302A.473 of the MBCA, to receive payment of the fair value of such share.

         FURTHER RESOLVED, that the articles of incorporation and by-laws of Hubbard shall be the articles of incorporation and by-laws of the surviving corporation.

         FURTHER RESOLVED, that no amendments to the Articles of Incorporation of Hubbard shall be effected by the Merger.

         FURTHER RESOLVED, at the Effective Time, Hubbard shall thereupon and thereafter possess all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and be subject to all the duties, liabilities and obligations of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, including subscriptions to shares, and all other choses in action and every other interest of or belonging to or due to each of the Constituent Corporations shall vest in Hubbard; and all and every other interest shall be thereafter as effectually the property of Hubbard as they were of the several and respective Constituent Corporations; and the title to any real estate or any interest therein, vested by deed or otherwise, in any of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired; and all debts, duties, liabilities and obligations of any of the Constituent Corporations shall thenceforth attach to Hubbard, which shall assume all such debts, duties, liabilities and obligations, and such debts, duties, liabilities and obligations may be enforced against it to the same extent as if such debts, duties, liabilities and obligations had been incurred or contracted by it.

                                    EXHIBIT C

                              ARTICLES OF AMENDMENT
                                       OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                             HUBBARD MILLING COMPANY

                  The undersigned, Richard P. Confer, President, and Ogden W. Confer, Secretary, of Hubbard Milling Company, a Minnesota corporation (the "Corporation"), do hereby certify that the resolutions hereinafter set forth were adopted pursuant to Section 302A.433 of the Minnesota Business Corporation Act ("MBCA") at a special meeting of shareholders on April _, 1997 by a majority of the holders of Class A Common Stock, in accordance with the MBCA:

                  RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation, be and hereby are amended to add the following
Article XI:

                                   "ARTICLE XI

                  The provisions of Section 302A.671 of the Minnesota Business Corporation Act, as amended, shall not apply to this corporation."

                  RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation be and hereby are authorized to execute and file with the Secretary of State of the State of Minnesota Articles of Amendment embodying the foregoing resolution.

                  IN WITNESS WHEREOF, we, the undersigned, have subscribed our names this _____ day of April, 1997.


                                                   -----------------------------
                                                   Richard P. Confer, President


                                                   -----------------------------
                                                   Ogden W. Confer, Secretary

                                    EXHIBIT D

                      FORM OF OPINION OF COUNSEL TO HUBBARD

                  1. Hubbard is a corporation validly existing and in good standing under the laws of the state of Minnesota. Hubbard is qualified to do business as a foreign corporation in the states of California, Georgia, Illinois, Indiana, Iowa, Kansas, Michigan, Missouri, Montana, Nebraska, New York, North Dakota, Ohio, Pennsylvania, South Dakota, Texas, Washington, Wisconsin and Wyoming.

                  2. The authorized capital stock of Hubbard consists of 100,000 shares of 5% Preferred Stock, $50 par value ("Hubbard 5% Preferred Stock"); 1,000,000 shares of Preferred Stock, $.05 par value, undesignated as to series; 2,500,000 shares of Class A Voting Common Stock, par value $.05 ("Hubbard Class A Common Stock"); and 37,500,000 shares of Class B Non-Voting Common Stock, $.05 par value ("Hubbard Class B Common Stock"). The issued and outstanding capital stock of Hubbard consists of **[18,329] shares of Hubbard 5% Preferred Stock, **[1,145,000] shares of Hubbard Class A Common Stock, and **[14,511,823] shares of Hubbard Class B Common Stock. All of such issued shares have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, there are no outstanding subscriptions, options, warrants, calls or other agreements or commitments by which Hubbard is bound in respect of the capital stock of Hubbard, whether issued or unissued. There are no outstanding securities convertible into or exchangeable for any such capital stock.

                  3. Hubbard has the requisite corporate power and corporate authority to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby, including, without limitation, the Merger. The execution, delivery and performance of the Agreement have been duly authorized by all necessary corporate action on the part of Hubbard. The Agreement has been duly executed and delivered by Hubbard and constitutes the legal, valid and binding obligation of Hubbard and is enforceable against Hubbard in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                  4. Neither the execution, delivery or performance by Hubbard of the Agreement nor the consummation of any of the transactions provided for in the Agreement or contemplated thereby, including, without limitation, the Merger, (i) will violate the Articles of Incorporation or Bylaws of Hubbard;
(ii) is prohibited by any federal or state of Minnesota statute, law, ordinance, regulation or rule or (iii) will constitute a default by Hubbard under any joint venture agreement listed in the Disclosure Schedule.

                  5. Upon the filing of the articles of merger with the Secretary of State of the State of Minnesota, the Merger will be effective in accordance with the terms and provisions of the articles of merger, the Plan of Merger, and the laws of the state of Minnesota.

                  6. No approval, consent, order or authorization of, declaration by or filing with any federal or state of Minnesota regulatory, administrative or governmental body is necessary on the part of Hubbard in connection with the execution, delivery or performance by Hubbard of the Agreement or the consummation of the transactions contemplated thereby, except for (i) the filing of articles of merger and the amendment to the articles of incorporation of Hubbard (as contemplated by Section 4.02 of the Agreement) with the Secretary of State of the State of Minnesota, and (ii) compliance with the Hart-Scott-Rodino Agreement Antitrust Improvements Act of 1976.

                  7. To our knowledge, except as set forth on the Disclosure Schedule delivered by Hubbard to Buyer and Buyer Subsidiary, no litigation, arbitration, administrative proceeding, or investigation of any kind is pending or threatened against Hubbard.

                                    EXHIBIT E

                      ENVIRONMENTAL REPORTS TO BE DELIVERED

1. St. Joseph, MO - A comprehensive soil and groundwater investigation will be performed to determine the current soil and groundwater condition with respect to solvent use in the maintenance shop, the four underground storage tanks at the site, the Amoco station across Mitchell Avenue and the former Standard Oil Tank farm to the south.

2. Portland, IN - Two potential off-site sources of groundwater contamination: an adjacent municipal landfill, and adjacent waste oil dumping pits used by Teledyne Forge. USTs were removed from the site in 1989, although no soil sampling information was provided. A file review will be conducted for the three concerns listed above. Based upon the file review, soil and groundwater sampling may be necessary.

3. DeGraff; MN - A UST was removed from the site in 1989. No indication of soil sampling. A soil and groundwater investigation will be conducted around the former tank pit.

4. Butler, MO - Adjacent fertilizer plant could have impacted the groundwater, depending upon the types of fertilizers produced. A file review/further research will be conducted regarding the adjacent fertilizer plant. Based upon the file review, soil and groundwater sampling may be necessary.

5. Stockton, CA - The review of the historical information available indicated that USTs and ASTs may have been located on site. A file review/further research will be conducted for the former UST areas. Based upon the file review, soil and groundwater sampling may be necessary.

6. Botkins, OH - Three USTs installed at the site in the 1960s remain on-site. A file review/further research will be conducted for the UST areas. Based upon the file review, soil and groundwater sampling may be necessary.

7. Iowa City, IA - A UST was removed from the site in 1987. No indication of soil sampling. A waste oil UST is located at the garage. The adjacent Mesquackie Park is the location of a closed municipal landfill. The landfill was closed before groundwater monitoring was required. A comprehensive soil and groundwater investigation will be performed at the site to determine the current soil and groundwater condition.

8. Rapid City, SD - The 1992 ESA on the southern parcel indicated that the site had historically been used for automotive garages. A closed UST
      (1984) is located on the
      northern parcel. A comprehensive Soil and groundwater investigation will be performed at the site to determine the current soil and groundwater condition.

9. A chain-of-title will be prepared or reviewed for twelve sites. The chain-of-title is a method for determining historical uses for a property and will research the ownership and easements for a piece of property for a minimum of 50 years. These twelve sites as identified as follows, in no particular order. Fremont, NE, Shipshewana, IN; Watertown, SD; Whitewood, SD; Sioux City, IA; LeSueur, MN; Cartersville, GA; Inman, KS; Delavan, WI; Storm Lake, IA; Allentown, PA; and Alexandria, MN.

10. Watertown, SD - Three adjacent properties of concern - a scrap metal recovery facility (west), a leaking UST site (north), and a UST site
      (east). Fuel oil UST closed in place 1985. No indication of soil sampling. As of March 13, 1997, we have not received the Phase II report. A report of damaged asbestos-containing materials will be provided.

11. Whitewood, SD - Phase I indicated possible contamination due to use as a railroad facility. During the Phase II, soil samples did not indicate soil contamination. No groundwater samples were collected although groundwater was encountered. Based upon Phase I results (use of solvents on site), groundwater samples should have been collected and analyzed. A comprehensive groundwater investigation will be performed at the site to determine the current groundwater condition.

12. Cartersville, GA - A report of damaged asbestos-containing materials will be provided.

13. Delavan, WI - A report of damaged asbestos-containing materials will be provided.

14. Storm Lake, IA - A report of damaged asbestos-containing materials will be provided.

15. Alexandria, MN - Several potential on-site sources of contamination identified. Sources include abandoned diesel UST, the removal of a diesel UST in 1989 with no soil sampling, historical evidence of gasoline USTs in the gas house area, and bulk petroleum storage facility on the southern portion of the property. Phase II work in both areas indicated the presence of soil contamination on site. Groundwater samples were not collected at the site. A comprehensive soil and groundwater investigation will be performed of the "Northern Area" to determine the current soil and groundwater condition. These investigations may need to be performed as Initial Assessments under the Minnesota Pollution Control Agency guidelines.

16. In addition to the above work related to the current environmental conditions at the site, a comprehensive environmental compliance audit will be performed at each site to ensure that the plants are all in compliance with applicable environmental regulations, including NPDES and air permitting, and hazardous waste disposal.

17.   Phase I Environmental Site Assessments for thirteen properties
      (St. Joseph, MO; Portland, IN; DeGraff, MN; Butler, MO; Hillburn, NY; Mankato, MN (corporate); Stockton, CA; Worthington, MN; Mankato, MN; Botkins, OH; Iowa City, IA; Rapid City, SD; and Bismark, ND) will be updated to accurately determine the current environmental condition of each of the sites. These assessments will include inspections for suspect asbestos containing materials.

18. Phase II reports at each site at which the Phase I prepared in accordance with this Exhibit G reasonably indicates a "recognized environmental condition" (as defined in ASTM Standard El527) and additional investigation of such condition is reasonably warranted.

                                    EXHIBIT F

            FORM OF OPINION OF COUNSEL TO BUYER AND BUYER SUBSIDIARY

                  1. Buyer is a corporation validly existing and in good standing under the laws of the state of Delaware.

                  2. Buyer Subsidiary is a corporation validly existing and in good standing under the laws of the state of Minnesota.

                  3. Each of Buyer and Buyer Subsidiary has the requisite corporate power and corporate authority to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby, including, without limitation, the Merger. The execution and filing of the articles of merger to effectuate the Merger have been duly authorized by all requisite corporate action on the part of Buyer and Buyer Subsidiary. The Agreement has been duly executed and delivered by each of Buyer and Buyer Subsidiary and constitutes the legal, valid and binding obligation of Buyer and Buyer Subsidiary and is enforceable against Buyer and Buyer Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                  4. Neither the execution, delivery or performance by either Buyer or Buyer Subsidiary of the Agreement nor the consummation of any of the transactions provided for in the Agreement or contemplated thereby, including, without limitation, the Merger, (i) will violate the Certificate of Incorporation or Bylaws of Buyer or the Articles of Incorporation or Bylaws of Buyer Subsidiary; or (ii) is prohibited by any federal, state of Minnesota or state of New York statute, law, ordinance, regulation or rule.

                  5. Upon the filing of articles of merger with the Secretary of State of the State of Minnesota, the Merger will be effective in accordance with the terms and provisions of the articles of merger, the Plan of Merger, and the laws of the state of Minnesota.

                  6. No approval, consent, order or authorization of, declaration by or filing with any federal or state of Minnesota or state of New York regulatory, administrative or governmental body is necessary on the part of either Buyer or Buyer Subsidiary in connection with the execution, delivery or performance by Buyer and Buyer Subsidiary of the Agreement or the consummation of the transactions contemplated thereby, except for (i) the filing of articles of merger with the Secretary of State of the State of Minnesota, and (ii) compliance with the Hart-Scott-Rodino Agreement Antitrust Improvements Act of 1976.

                  7. To our knowledge, no litigation, arbitration, administrative proceeding, or investigation of any kind is pending or threatened against Buyer or Buyer Subsidiary in connection with the Agreement or the transactions contemplated thereby.

         The following list briefly identifies the contents of the Schedules to the Merger Agreement, dated as of March 21, 1997, by and among Hubbard Milling Company, Windy Hill Pet Food Co., Inc. and Windy Hill Pet Food Acquisition Co. (Terms used but not defined have the meanings assigned to them in the Merger Agreement.) In accordance with Regulation S-K under the Securities Act of 1933 the actual Schedules have not been filed with the Securities and Exchange Commission (the "Commission"). The Company hereby agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request.

  1. 3.01(a) Organization, Standing, Qualification -- List of the standing of Hubbard and its active subsidiaries

  2. 3.01(b) Capitalization -- List of Hubbard's shareholders for all classes of stock

  3. 3.01(d) No Conflicts -- List of contracts with which the execution and delivery of the Merger Agreement will conflict

  4. 3.01(e) Financial Statements -- Delivery of annual report for each of the fiscal years ended April 30, 1994 through April 30, 1996 and the unaudited monthly financial statements for each of the months ended May 30, 1996 through January 31, 1997

  5. 3.01(f) Absence of Certain Changes or Events -- List of changes or events (as defined in Section 3.01(f)) since April 30, 1996 through the signing of the Merger Agreement

  6. 3.01(g) No Undisclosed Liabilities -- List of liabilities or obligations other than in the course of ordinary business since December 31, 1996 required to be disclosed or reserved against on a balance sheet prepared in accordance with GAAP

  7. 3.01(h) Tax Matters -- List of income tax audits for last ten years and sales tax audits for last ten years

  8. 3.01(i) Real Property -- List of all the real property owned in fee simple by Hubbard, each lease by Hubbard as landlord of any of the fee property and each lease by Hubbard of real property as tenant

  9. 3.01(j) Personal Property -- List of all mortgages, claims, liens, security interests, charges and encumbrances against the personal property of Hubbard

10. 3.01(k) Material Contracts -- List of all material contracts (as defined in
    Section 3.01(k))

11. 3.01(l) Intellectual Property -- List of all registered trademarks, registered trade names and applications for trademarks or trade names used or owned by Hubbard

12. 3.01(m) Litigation -- List of pending and threatened litigation, arbitration or administration proceeding or investigation

13. 3.01(n) Permits, Licenses, Authorizations; Compliance with Laws -- NO DISCLOSURE

14. 3.01(p) Retirement and Benefit Plans -- List of each employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance or other plans, funds, programs, policies, contracts or arrangements that Hubbard or any ERISA Affiliate maintains or to which either contributes or in which any current or former employee of Hubbard or any ERISA Affiliate has accrued any benefits which they remain entitled to receive

15. 3.01(q) Environmental Matters -- List of environmental assessments by location and miscellaneous environmental matters

16. 3.01(r) Suppliers and Customers -- List of Hubbard's ten largest suppliers and, or each of the pet food and feed division, the ten largest customers

17. 3.01(s) Insurance -- List and summary description of all policies of insurance relating to Hubbard's business

18. 3.01(t) Motor Vehicles -- List of all licensed motor vehicles used in Hubbard's business

19. 3.01(u) Adequacy of Hubbard's Assets/Related Party Transactions -- Statement that aircraft owned by Hubbard is not part of the sale

20. 3.01(v) Notes and Accounts Receivable -- List of loans not in the ordinary course of business

21. 3.01(w) Pet Food Packaging and Finished Goods Inventory -- List of write-offs that Hubbard formalized for obsolete Pet Food packaging and finished goods inventory

22. 3.01(x) Labor Matters -- List of grievances and organizing drives

                                        3